Use these links to rapidly review the document

Filed pursuant to Rule 424(b)(5)
Registration No. 333-227263

Information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2018

Preliminary Prospectus Supplement to Prospectus dated September 10, 2018

$

Sasol Financing USA LLC

$            % Notes due 20

$            % Notes due 20

Fully and Unconditionally Guaranteed by
Sasol Limited

         The        % notes due 20    , which we refer to as the "20    notes", will bear interest at a rate of     % per year. Sasol Financing USA LLC, or the "Issuer", will pay interest on the notes semi-annually and in arrears on            and            of each year, commencing on                , 2019.

         The    % notes due 20    , which we refer to as the "20    notes", will bear interest at a rate of      % per year. The Issuer will pay interest on the notes semi-annually and in arrears on          and          of each year, commencing on                , 2019. We use the term "notes" to refer to both series of notes collectively.

         Unless the Issuer redeems the relevant series of notes earlier, the 20    notes will mature on                , 20    and the 20    notes will mature on                , 20            . The notes will rank equally with the Issuer's senior, unsecured debt obligations and the guarantees will rank equally with all other senior, unsecured debt obligations of Sasol Limited.

         The Issuer may redeem some or all of a series of notes at any time and from time to time at the redemption price determined in the manner described in this prospectus supplement (including at 100% of the principal amount of such series of notes to be redeemed, plus accrued and unpaid interest thereon, on or after                , 20    , in the case of the 20         notes, or                , 20    , in the case of the 20      notes). The Issuer may also redeem a series of notes in whole if certain tax events occur as described in this prospectus supplement. In addition, upon the occurrence of both (i) a change of control of Sasol Limited and (ii) a rating event, the Issuer will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of repurchase. The notes will be issued in denominations of $200,000 and integral multiples of $1,000.

         The Issuer will apply to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

         See "Risk Factors" starting on page S-17 of this prospectus supplement to read about factors you should consider before investing in the notes.

         Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 20 note	Total	Per 20 note	Total

Initial public offering price(1)%		$	%	$

Underwriting discount	%	$	%	$

Proceeds, before expenses, to the Issuer	%	$	%	$

(1)
Plus accrued interest, if any, from            , 2018 if settlement occurs after that date.

         Delivery of the notes to purchasers in book-entry form through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants (including Euroclear S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme) is expected on or about                , 2018.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

Prospectus Supplement dated                , 2018

        We and the underwriters have not authorized any person to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of the respective dates of such information. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of debt securities of Sasol Financing USA LLC guaranteed by Sasol Limited. The second part, the accompanying prospectus, presents more general information. Generally, when we refer only to the "prospectus", we are referring to the base prospectus, including the documents incorporated by reference in the base prospectus.

        If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, accompanying prospectus or any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date hereof.

        All references to the "group", "us", "we", "our", "company", or "Sasol" in this prospectus supplement are to Sasol Limited, its group of subsidiaries and its interests in associates, joint arrangements and structured entities. All references in this prospectus are to Sasol Limited or the companies comprising the group, as the context may require. All references to "(Pty) Ltd" refer to Proprietary Limited, a form of corporation in the Republic of South Africa ("South Africa") which restricts the right of transfer of its shares and prohibits the public offering of its shares.

        In this prospectus supplement, references to "rands", "ZAR" and "R" are to the lawful currency of South Africa, references to "US dollars", "dollars" or "$" are to the lawful currency of the United States, references to "£" or "British pounds" are to the lawful currency of the United Kingdom and references to "€" or "euros" are to the lawful currency of the European Monetary Union.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and other reports with the United States Securities and Exchange Commission, or SEC. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. Such reports may also be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington DC 20549. Please call the SEC at +1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We may from time to time make written or oral forward-looking statements, including in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, in other filings with the SEC, in reports to shareholders and in other communications. These statements may relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies. Examples of such forward-looking statements include, but are not limited to:

  •
  the capital cost of our projects (including material, engineering and construction cost) and the timing of project milestones;

  •
  our ability to obtain financing to meet the funding requirements of our capital investment program, as well as to fund our on-going business activities and to pay dividends;

S-ii

  •
  changes in the demand for and international prices of crude oil, gas, petroleum and chemical products and changes in foreign currency exchange rates;

  •
  statements regarding our future results of operations and financial condition and regarding future economic performance including cost-containment and cash-conservation programs;

  •
  statements regarding recent and proposed accounting pronouncements and their impact on our future results of operations and financial condition;

  •
  statements of our business strategy, business performance outlook, plans, objectives or goals, including those related to products or services;

  •
  statements regarding future competition, volume growth and changes in market share in the industries and markets for our products;

  •
  statements regarding our existing or anticipated investments (including the Lake Charles Chemicals Project, Mozambique exploration and development activities, the gas-to-liquids ("GTL") joint ventures in Qatar and Nigeria, chemical projects and joint arrangements in North America and other investments), acquisitions of new businesses or the disposal of existing businesses, including estimates or projections of internal rates of return and future profitability;

  •
  statements regarding our estimated oil, gas and coal reserves;

  •
  statements regarding the probable future outcome of litigation and regulatory proceedings and the future development in legal and regulatory matters including statements regarding our ability to comply with future laws and regulations;

  •
  statements regarding future fluctuations in refining margins and crude oil, natural gas and petroleum product prices and statements regarding our cash breakeven crude oil price;

  •
  statements regarding the demand, pricing and cyclicality of oil, gas and petrochemical product prices;

  •
  statements regarding changes in the fuel and gas pricing mechanisms in South Africa and their effects on prices, our operating results and profitability;

  •
  statements regarding future fluctuations in exchange and interest rates and changes in credit ratings;

  •
  statements regarding total shareholder return;

  •
  statements regarding our growth and expansion plans;

  •
  statements regarding our current or future products and anticipated customer demand for these products;

  •
  statements regarding acts of war, terrorism or other events that may adversely affect the group's operations or that of key stakeholders to the group;

  •
  statements and assumptions relating to macroeconomics;

  •
  statements regarding tax litigation and assessments; and

  •
  statements of assumptions underlying such statements.

        Words such as "believe", "anticipate", "expect", "intend", "seek", "will", "plan", "could", "may", "endeavor", "target", "forecast" and "project" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.

        By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and there are risks that the predictions, forecasts, projections and other forward-

S-iii

looking statements will not be achieved. If one or more of these risks materialize, or should underlying assumptions prove incorrect, our actual results may differ materially from those anticipated in such forward-looking statements. You should understand that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include among others, and without limitation:

  •
  the outcome in pending and developing regulatory matters and the effect of changes in regulation and government policy;

  •
  the political, social and fiscal regime and economic conditions and developments in the world, especially in those countries in which we operate;

  •
  the outcome of legal proceedings including tax litigation and assessments;

  •
  our ability to maintain key customer relations in important markets;

  •
  our ability to improve results despite increased levels of competition;

  •
  our ability to exploit our oil, gas and coal reserves as anticipated;

  •
  the continuation of substantial growth in significant developing markets;

  •
  the ability to benefit from our capital investment program;

  •
  the accuracy of our assumptions in assessing the economic viability of our large capital projects and growth in significant developing areas of our business;

  •
  the ability to gain access to sufficient competitively priced gas, oil and coal reserves and other commodities;

  •
  the impact of environmental legislation and regulation on our operations and access to natural resources;

  •
  our success in continuing technological innovation;

  •
  the success of our Broad-Based Black Economic Empowerment ("B-BBEE") ownership transaction;

  •
  our ability to maintain sustainable earnings despite fluctuations in oil, gas and commodity prices, foreign currency exchange rates and interest rates;

  •
  our ability to attract and retain sufficient skilled employees;

  •
  the risk of completing major projects within budget and schedule; and

  •
  our success at managing the foregoing risks.

        The foregoing list of important factors is not exhaustive; when making investment decisions, you should carefully consider the foregoing factors and other uncertainties and events, and you should not place undue reliance on forward-looking statements. Forward-looking statements apply only as of the date on which they are made and we do not undertake any obligation to update or revise any of them, whether as a result of new information, future events or otherwise.

NOTE TO EEA INVESTORS

        This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of securities in any member state ("Member State") of the European Economic Area ("EEA") will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Member State, from the requirement to publish a prospectus for offers of notes. Accordingly, any

S-iv

person making or intending to make any offer in that Member State of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer.

        Neither we, nor the underwriters have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for us or any underwriter to publish or supplement a prospectus for such offer. We and the underwriters have not authorized, nor do we or they authorize, the making of any offer of securities through any financial intermediary other than offers made by the underwriters, which constitute the final placement of the securities contemplated in this prospectus supplement and the accompanying prospectus. For the purposes of this prospectus supplement, "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Member State), and includes any relevant implementing measure in each Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

        PRIIPs Regulation / Prohibition of sales to EEA retail investors—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC ("IMD"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the "the PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

        MiFID II product governance / Professional investors and Eligible Counterparties only target market —Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a "distributor") should take into consideration the manufacturers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

NOTE TO UK INVESTORS

        This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the United Kingdom Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, being, among other things, high net worth companies and/or unincorporated associations, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the United Kingdom Financial Services and Markets Act 2000 (as amended) (the "FSMA") in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to

S-v

which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

        Sasol Limited is incorporated under the laws of South Africa. Most of Sasol Limited's directors and officers, and the experts named herein, reside outside the United States, principally in South Africa. You may not be able, therefore, to effect service of process within the United States upon those directors and officers with respect to matters arising under the federal securities laws of the United States.

        In addition, most of our assets and the assets of our directors and officers are located outside the United States. As a result, you may not be able to enforce against us or our directors and officers judgments obtained in US courts predicated on the civil liability provisions of the federal securities laws of the United States.

        We have been advised by Edward Nathan Sonnenbergs Inc., our South African counsel, that there is doubt as to the enforceability in South Africa, in original actions or in actions for enforcement of judgments of US courts, of liabilities predicated on the US federal securities laws.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to certain documents filed with or furnished to the SEC that are considered part of this prospectus supplement through incorporation by reference. Information that we file with or furnish to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed or furnished information. We incorporate by reference the document listed below:

  •
  Our annual report on Form 20-F for the year ended June 30, 2018 filed with the SEC on August 28, 2018 (our "Form 20-F").

        You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

  Senior Vice President: Legal, Intellectual Property & Regulatory Services
  Sasol South Africa Ltd
  Sasol Place
  50 Katherine Street
  Sandton 2196
  South Africa
  Telephone: +27 10 344 6390
  Fax: +27 11 522 8538

S-vi

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the documents incorporated by reference herein. This summary is not complete and does not contain all the information that may be important to you. Potential investors should read the entire prospectus supplement, the prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed under "Risk Factors".

Overview of Sasol

        Sasol is an international integrated chemicals and energy company that, through its talented people, uses selected technologies to safely and sustainably source, produce and market chemical and energy products competitively to create superior value for its customers, shareholders and other stakeholders.

        As of June 30, 2018, Sasol had a presence in 32 countries and had approximately 31,270 employees worldwide. Sasol is listed on the Johannesburg Stock Exchange ("JSE"), with its American Depositary Receipts ("ADRs") listed on the New York Stock Exchange ("NYSE"), and had a market capitalization of ZAR313.3 billion or US$22.8 billion at June 30, 2018. The company reported turnover of ZAR 181.5 billion, earnings before interest, tax, depreciation and amortization ("Adjusted EBITDA")(1) of ZAR 52.4 billion, and earnings before interest and tax ("EBIT") of ZAR 17.7 billion in the financial year ended June 30, 2018 ("FY2018"). This represented a year-on-year increase of 5.3% and 10.0% respectively in the case of turnover and Adjusted EBITDA, and a 44.0% decrease in EBIT, driven primarily by once-off, non-cash remeasurement items. The company had a net debt(2) to-Adjusted EBITDA ratio of 1.84x and net debt/equity (gearing) ratio of 43.2% at June 30, 2018.

        Sasol has more than 60 years of experience in energy and chemicals production and marketing, with its processes being underpinned by 2,409 worldwide patents, which support the marketing of approximately 60 million bbls of liquid fuels and approximately 7 million tons of chemical products annually (based on FY2018 production figures). Our diversified revenue base is generated from multiple sectors, customers and geographies and remains a core pillar in our ability to endure shifting oil and chemical price cycles. The company is currently focused on growth opportunities in the United States in order to further increase its earnings and geographic diversification, most notable of which is the 100% owned Lake Charles Chemicals Project ("LCCP"), a world-scale 1.5 million ton per year ethane cracker and six downstream chemical units which are currently under construction near Lake Charles, Louisiana. LCCP has commenced the commissioning of its steam units and is scheduled to commission the remaining derivative units by the end of calendar year 2019. As at June 30, 2018, the company has invested US$9.8 billion of the estimated US$11.1 billion of LCCP's required capital

(1)
Adjusted EBITDA is a non-IFRS financial measure and should not be viewed as a substitute for any IFRS financial measure. For a reconciliation of Adjusted EBITDA to earnings for the year, please see "—Summary Financial and Other Information—Other Unaudited Operating and Financial Data" below.

(2)
Net debt consists of long-term debt, finance leases, short-term debt and bank overdraft less cash.

expenditure. The focus on the U.S. is evident in Sasol's asset base composition by geographical region, where 47% of the company's operational non-current assets were as of June 30, 2018.

FY2018 Turnover by Product	FY2018 Turnover by Geography	FY2018 Operational Non-current Assets Split by Geography

Our Activities

        The company operates through two Operating Business Units ("OBUs"), seven Regional Operating Hubs ("ROHs") and three Strategic Business Units ("SBUs"), which are supported by Group Functions. The Mining and Exploration and Production International OBUs supply feedstock to the ROHs and sell coal, oil, gas and condensate to external customers. ROHs across Southern Africa, Eurasia and North America manufacture and market Sasol's product portfolio. The Performance Chemicals, Base Chemicals and Energy SBUs market and sell chemicals and energy products in Southern Africa and internationally.

  Operating Business Units

        OBUs comprise our mining and oil and gas exploration and production activities, with a focus on upstream feedstock supply.

        Mining is responsible for securing the coal feedstock for the South African value chain, mainly for gasification and, to a lesser extent, to generate electricity and steam. The coal is sold for gasification and utility purposes to Secunda Synfuels and for utility purposes to Sasolburg Operations, as well as to third parties in the export market. Sasol had estimated recoverable coal reserves(3) of 1,372 million tons ("Mt") at June 30, 2018, which are expected to last until 2050. Mining accounted for 10% of our total turnover (including inter-segment turnover(4)) for the year ended June 30, 2018. Production capacity amounted to approximately 38.8 Mt of saleable coal in FY2018, with exports comprising 3.2 Mt. In addition, Sasol owns a 4.2% share of the 91Mtpa Richard Bay Coal Terminal which amounts to a 3.6 Mt per annum entitlement.

        Exploration and Production International ("E&PI") develops and manages the group's upstream interests in oil and gas exploration and production in Mozambique, Gabon, Canada and South Africa. E&PI accounted for 2% of our total turnover (including inter-segment turnover(5)) for the year ended June 30, 2018.

  Regional Operating Hubs

        ROHs include our operations in Southern Africa, North America and Eurasia and are focused on sustainable asset management and performance, while delivering to plan and optimizing the total cost of productions. South Africa contributed 48% of our consolidated EBIT for the year ended June 30, 2018, while Europe and the rest of the world contributed 34% and 18% respectively.

        Secunda Synfuels forms part of our Southern African operations and operates the world's only commercial coal-based synthetic fuels manufacturing facility, producing synthesis gas ("syngas") through coal gasification and natural gas reforming. Low grade coal and natural gas are acquired from the Mining and E&PI OBUs respectively. The process uses advanced, high-temperature Fischer-Tropsch ("FT") technology to convert syngas into a range of synthetic fuel components, heating fuels (including industrial pipeline gas), and chemical feedstock with total production capacity of approximately 7.6Mt per year.

        Secunda Chemicals and Sasolburg function as processing facilities that produce and add further value in the chemical value chain and supply these products to the Base Chemicals and Performance Chemicals SBUs. Chemical operations add further value to feedstocks received from the Secunda Synfuels ROH to produce a range of chemicals including explosives, fertilizers, monomers, polymers, solvents, ammonia, phenols, wax and coal-tar products. The feedstocks used in the Secunda Chemicals ROH and the Sasolburg ROH are acquired from the Secunda Synfuels ROH, the Sasol Mining OBU, the Energy SBU and those internally produced within the Secunda Chemicals and Sasolburg hub.

        The National Petroleum Refiners of South Africa ("Natref") facility in Sasolburg is a deep conversion refinery that is designed to upgrade heavy, sour crude oil with a high sulphur content and yields about 91% white petroleum products. It is majority owned by Sasol (63.64%), with Total South Africa owning the remaining share.

        Satellite Operations comprises an approximately 3,000-kilometer network of natural and methane-rich gas pipelines, a wax blending plant in Durban, South Africa and the explosives operations in Ekandustria, South Africa.

(3)
The recoverable coal reserve is an estimate of the expected recovery of the mines in the Secunda area and is determined by the subtraction of losses due to geological and mining factors and the addition of dilatants such as moisture and contamination.

(4)
Inter-segment turnover represented 82.6% of Mining's total turnover in FY2018.

(5)
Inter-segment turnover represented 61.6% of E&PI's total turnover in FY2018.

        U.S. Operations has locations in Arizona, Louisiana, Pennsylvania and Texas, including our regional headquarters in Houston, Texas. These sites collectively manufacture the primary ingredients in detergents, personal care products, solvents and specialty products used as abrasives, catalysts, thickeners and ceramics. U.S. Operations includes the LCCP in Louisiana, which was 88% complete as at June 30, 2018 (the completion estimate takes into account procurement, engineering and construction) with US$9.8 billion of the planned US$11.1 billion of capital expenditure being spent as of that date. Our U.S. operations also include the 50% joint venture high-density polyethylene (HDPE) plant (with INEOS Technologies) which commenced production in November 2017.

        Eurasian Operations includes Sasol's production sites in Europe and Asia. The Eurasian Operations regional operating hub manufactures a comprehensive portfolio of organic and inorganic commodity and specialty chemicals at our 12 production sites in Germany, Austria, Slovakia, Italy, the United Kingdom and China. Eurasian Operations includes two joint ventures operated by external partners: Sasol Yihai in Lianyungang, China and Sasol Huntsman in Moers, Germany.

  Strategic Business Units

        The SBUs are focused on sales and marketing activities to service our customers within the Chemicals and Energy segments.

        Performance Chemicals markets commodity and differentiated performance chemicals. The key product lines are organics, inorganics and wax value chains, which are produced in various Sasol production facilities around the world. Performance Chemicals accounted for 34% of our total turnover (including inter-segment turnover(6)) for the year ended June 30, 2018.

        Base Chemicals markets commodity chemicals based on the group's upstream FT, ethylene, propylene and ammonia value chains. The key product lines are polymers, solvents and ammonia-based fertilizers. These are produced in various Sasol production facilities around the world. Base Chemicals accounted for 20% of our total turnover (including inter-segment turnover(7)) for the year ended June 30, 2018.

        Energy is responsible for the sales and marketing of liquid fuels, pipeline gas and electricity. In South Africa, Energy sold approximately 9 billion liters of liquid fuels in the FY2018, satisfying approximately 30% of South Africa's liquid fuels requirements, blended from fuel components produced by the Secunda Synfuels operations, crude oil refined at Natref, as well as some products purchased from other refiners. Energy also markets approximately 55 billion of standard cubic feet (bscf) of natural and methane-rich gas a year to external customers. The Energy business also develops, implements and manages the group's international business ventures based on Sasol's proprietary gas-to-liquids technology. Energy accounted for 34% of our total turnover (including inter-segment turnover(8)) for the year ended June 30, 2018.

  Group Functions

        Group Functions are split across business units and hubs, at both the regional and group levels. Delivery occurs at the OBU, ROH and SBU levels to ensure alignment with business needs, and is supported by group Centres of Excellence to ensure common standards, cost management and oversight.

(6)
Inter-segment turnover represented 2.9% of Performance Chemicals' total turnover in FY2018.

(7)
Inter-segment turnover represented 1.4% of Base Chemicals' total turnover in FY2018.

(8)
Inter-segment turnover represented 1.0% of Energy's total turnover in FY2018.

        Sasol's operating business units, strategic business units and regional operating hubs all support the company's integrated value chain and reinforce its differentiated value proposition, which is shown schematically below.

Our Strengths

  Highly Diversified Across Products and Geographies

        Sasol has a highly diversified product base, serving clients across almost all sectors of the global economy, which are marketed in over 130 countries to approximately 8,000 customers. Turnover earned outside South Africa in FY2018 amounted to 51% of Sasol's total turnover, with 37% earned across North America and Europe. This diversification supports the scale of our global operations. While South Africa and Europe have remained Sasol's largest markets, North America continues to gain scale as LCCP nears completion and commences production. This is also seen in the asset base shift over the period from 2015 to 2018, where the majority of Sasol's assets are now no longer held within South Africa, with the U.S. accounting for 47% of the operational non-current asset base as at June 30, 2018. As LCCP comes on line, Chemicals (which accounted for 59% of the group's turnover and 49% of the group's EBIT in the year ended June 30, 2018) are expected to form a larger part of group results.

  Well Positioned to Capitalize on Macroeconomic and Sector Growth

        Energy and chemicals demand is expected to grow as the global economy expands and the world's population grows and urbanizes. Sasol's product portfolio include inputs into a variety of sectors, including automotive, construction, consumer and household needs, packaging and transport, and the company's geographic reach means its exposure to these trends is not confined within any particular country or region. Sasol's deep application know-how across its product offering makes the company well positioned to capitalize on future growth trends, which is further augmented by Sasol's strong brand and service offering. Oil demand is less sensitive to the rise of electric vehicles in emerging markets where Sasol's liquid fuel sales occur. Sasol's end users are in multiple sectors and it has a track record of innovation which the company believes will position it well in an evolving economy.

  Integrated Manufacturing Platform with Cost Competitive Asset Base

        Sasol has an integrated value chain that delivers multiple base and specialized products produced through diverse processes, aided by 2,409 patents that underpin its proprietary technology. Sasol's strong technology platform is supported by owned feedstock, with coal reserves expected to last to 2050 based on FY2018 production rates. The nature of this feedstock and market positioning of our foundation business (which comprises our existing operations excluding future growth projects) means Sasol's estimated cash breakeven crude oil price was approximately US$35 per bbl at FY 2018. In the case of LCCP and its competitively priced, purchased feedstocks together with its technological configuration means that we expect the new facility to have a strong cost advantage. Sasol continually reviews its global asset portfolio to test strategic alignment and enhance our competitive advantage. This is underpinned by the drive to improve asset performance, rather than liquidity requirements, using defined criteria to ensure consistency in the review process.

  Positioned to Benefit from Investment in Attractive U.S. Chemicals Market

        We have made significant investments in the U.S. market as part of our effort to diversify our earnings base, the most significant of these being the LCCP. We believe the LCCP has a greater diversity of product slate and targeted end-use markets than the other large cracker projects currently being constructed in the U.S., and it will also benefit from low-cost feedstock and proximity to global markets, which, as supported by 2018 IHS Markit data,(1) we believe will help to position it in the lower third of the industry ethylene cost curve. We are progressing with the construction of LCCP with a budget cost of US$11.1 billion. Overall the project was 88% complete as of June 30, 2018 with capital expenditure to that date amounting to US$9.8 billion. The project remains on track to start up the first units during the second half of calendar year 2018. The progressive startup of utilities is ongoing and gaining momentum, as we approach startup of the first units. The remainder of the derivative units are scheduled to start up in calendar year 2019. In November 2017, Sasol achieved beneficial operation of its joint venture with INEOS Technologies, with capacity to produce approximately 235ktpa of HDPE (net to Sasol), adding to Sasol's North American production volumes.

  Robust Financial Profile

        We have a strong record of cash generation and our foundation business has an estimated cash breakeven at a crude oil price of approximately US$35 per bbl at FY 2018. We also have a strong focus on managing costs, leveraging digitalization and we are conducting an on-going review of our existing asset portfolio. We seek to maintain a competitive cost position through executing on cost containment and cash saving initiatives and a disciplined capital allocation. Specifically, in FY2018 we realized ZAR 3.5 billion cash cost savings under our cash conservation initiatives implemented as part of the low oil price response plan and ZAR 5.4 billion savings under our business performance enhancement program, implemented from the beginning of 2014 through to FY2018 as part of the low oil price response plan. Sasol enjoys strong Adjusted EBITDA margins (29% in FY2018) relative to comparable peers, driven in part by this cost control. Sasol's balance sheet and income statement is partly de-risked through the use of hedging practices. In FY2018, Sasol hedged approximately 50 million bbls of oil and US$4 billion of ZAR exposure. The group also undertakes small amounts of coal and ethane price hedging.

  Balanced Capital Allocation Approach

        Sasol strives to maximize shareholder value through a balanced capital allocation approach. Sasol's financial framework is intended to use capital efficiently while retaining flexibility to respond to a changing operating context, with a focus on improving returns from the existing capital base and

(1)
Content supplied by IHS Markit; Copyright © IHS Markit, 2018. All rights reserved.

shifting from a volume to a value focus. As part of this financial framework and Sasol's commitment to growing returns sustainably, the company's objective is to de-leverage in the medium term, maintaining gearing within 20% and 40%, with a target of 30% and a net debt-to-Adjusted EBITDA ratio of 1.0x—1.7x, with a target of 1.5x.

  Highly Experienced, World-Class Management Team to Delivery Business Strategy

        We have an experienced and proven executive management team, led by Stephen Cornell, Bongani Nqwababa and Paul Victor. The members of our management team have significant experience in the chemicals and energy sector, both within Sasol and internationally. Our management team has demonstrated a commitment to leadership, investment and training of people as well as a track record of delivery—including on cost savings, portfolio optimization, growing higher margin businesses and safety. The executive team enjoys strong support from 31,270 Sasol employees globally, who are industry thought leaders and experts in the business and technology processes that underpin Sasol's product portfolio.

Our Strategy

        Sasol is committed to delivering sustainable, value-based growth which is focused on advancing various opportunities in our E&PI, Energy and Chemicals businesses and enhancing our foundation business.

        Chemicals.    We plan to grow our Performance Chemicals SBU in select attractive end-market segments, driven by our deep application know-how, strong product portfolio in a range of high-value chemical products and by targeting attractive high-value markets globally. Specifically, Sasol is streamlining the Performance Chemicals portfolio with a focus on organics, waxes and advanced materials, developing incremental growth options in key-end market applications and advancing business readiness for near-term growth from LCCP.

        E&PI.    In Exploration and Production, where long-term security of gas stock is crucial for the sustainability of our integrated Southern Africa value chain, we are pursuing progressive, disciplined growth, building on our experience as an efficient natural gas producer in southern Mozambique with downstream integration and our strong basin knowledge in West Africa. We intend to leverage the strengths of our skilled team and operating capabilities and build on our existing relationships, assets and capabilities in Africa.

        Energy.    Through our Energy pillar, we intend to expand our liquid fuels retail footprint and market share in Southern Africa by leveraging our strong brand and service offering and our industry leading throughput. We also intend to prioritize the development of a gas-to-power plant in Mozambique utilizing the gas from our production sharing agreement ("PSA") in Mozambique.

        Foundation Business.    We continue to leverage the competitive advantage of our existing operations outside of future growth projects, continually striving to enhance performance to ensure long-term sustainability. Key to enhancing our performance is continually benchmarking ourselves against international best practice, improving the value chain, delivering on focused programs to respond to changing environmental and clean fuels landscapes and driving incremental value growth through digitally enabled solutions.

Notable recent developments

  •
  the sale of our Malaysian cracker and LDPE interest to Petronas for US$163 million during the second half of FY2018;

  •
  establishment of a ZAR8 billion Domestic Medium-Term Note Program in early 2018

  •
  the successful commencement of production in November 2017 by our HDPE joint venture with INEOS Technologies in the United States;

  •
  the commencement of marketing activities for the disposal of our interest in our Canadian shale gas assets;

  •
  implementation of the Sasol Khanyisa Broad-Based Black Economic Empowerment transaction in June 2018; and

  •
  increase in the capacity of our revolving credit facility from US$1.5 billion to US$3.9 billion in November 2017, with a 5 year maturity, plus two further extension options of one year each

Significant subsequent events (after June 30, 2018)

        On September 7, 2018, the company repurchased its preferred ordinary shares from Sasol Inzalo Public Funding Limited (RF) (FundCo) so that company could settle a portion of its outstanding preference share funding and support a cash distribution to Sasol Inzalo Public shareholders as part of the unwinding of the Sasol Inzalo transaction.

Sasol Limited

        Sasol Limited, or the Guarantor, the ultimate holding company of our group, is a public company. We were incorporated under the laws of the Republic of South Africa in 1979 and have been listed on the JSE since October 1979 and our ADRs have been listed on the NYSE since April 2003. Our registered office and corporate headquarters are at Sasol Place, 50 Katherine Street, Sandton, 2196, South Africa and our telephone number is +27 10 344 5000. Our general website is at www.sasol.com. Information contained on our website is not, and shall not be deemed to be, part of this prospectus.

Sasol Financing USA LLC

        Sasol Financing USA LLC, or the Issuer, was formed as a limited liability company in 2018 under the laws of the State of Delaware. The Issuer's sole member is Sasol (USA) Corporation, and the Issuer is an indirect wholly owned subsidiary of Sasol Limited. The Issuer's principal activities are to provide treasury services to the group. It has no other operations.

Summary Financial and Other Information

        The summary financial information set forth below for the years ended June 30, 2016, 2017 and 2018 has been derived from and should be read in conjunction with the financial statements included in the Form 20-F incorporated by reference in this prospectus supplement, which were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"). The summary financial information as at and for the years ended June 30, 2014 and 2015 has been derived from the IFRS financial statements not included or incorporated by reference herein.

  Summary Consolidated Income Statement Data

	Year ended June 30,
	2018(1)	2018	2017	2016	2015	2014
	(U.S.	(ZAR in millions)
	dollars in millions) Unaudited
Turnover	13,216	181,461	172,407	172,942	185,266	202,683
Materials, energy and consumables used	(5,579)	(76,606)	(71,436)	(71,320)	(80,169)	(89,224)
Selling and distribution costs	(514)	(7,060)	(6,405)	(6,914)	(6,041)	(5,762)
Maintenance expenditure	(667)	(9,163)	(8,654)	(8,453)	(7,628)	(8,290)
Employee-related expenditure	(2,001)	(27,468)	(24,417)	(23,911)	(22,096)	(28,569)
Exploration expenditure and feasibility costs	(26)	(352)	(491)	(282)	(554)	(604)
Depreciation and amortization	(1,196)	(16,425)	(16,204)	(16,367)	(13,567)	(13,516)
Other expenses and income	(1,116)	(15,316)	(12,550)	(9,073)	(9,912)	(7,415)
Translation (losses)/gains	(1)	(11)	(1,201)	150	(1,115)	798
Other operating expenses and income	(1,115)	(15,305)	(11,349)	(9,223)	(8,797)	(8,213)
Equity accounted profits, net of tax	105	1,443	1,071	509	2,057	4,144

Operating profit before remeasurement items and Sasol Khanyisa share-based payment	2,222	30,514	33,321	37,131	47,356	53,447
Remeasurement items	(721)	(9,901)	(1,616)	(12,892)	(807)	(7,629)
Sasol Khanyisa share-based payment	(209)	(2,866)	—	—	—	—

Earnings before interest and tax (EBIT)	1,293	17,747	31,705	24,239	46,549	45,818
Finance income	125	1,716	1,568	1,819	1,274	1,220
Finance expenses	(274)	(3,759)	(3,265)	(2,340)	(2,230)	(1,925)

Earnings before tax	1,144	15,704	30,008	23,718	45,593	45,113
Taxation	(405)	(5,558)	(8,495)	(8,691)	(14,431)	(14,696)

Earnings for the year	739	10,146	21,513	15,027	31,162	30,417

Attributable to
Owners of Sasol Limited	636	8,729	20,374	13,225	29,716	29,580
Non-controlling interests in subsidiaries	103	1,417	1,139	1,802	1,446	837

(1)
U.S. dollar information has been presented for the year ended June 30, 2018 on an unaudited basis solely for the convenience of the reader and is computed at the closing rate of ZAR 13.73 = US$1.00, which represents the rate of exchange on June 30, 2018 as reported by Thomson Reuters. Such translations should not be construed as representations that the South African rand amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

  Summary Consolidated Statement of Financial Position Data

	As at June 30,
	2018(1)	2018	2017	2016	2015	2014
	(U.S.	(ZAR in millions)
	dollars in millions) Unaudited
Cash	1,103	15,148	27,643	49,985	48,329	37,155
Other current assets	4,815	66,109	60,311	58,148	58,349	60,216
Property, plant and equipment and assets under construction	24,240	332,818	289,507	259,065	197,799	162,769
Goodwill and other intangible assets	196	2,687	2,361	2,680	2,293	2,526
Other non-current assets	1,637	22,473	19,117	20,836	16,829	17,598

Total assets	31,991	439,235	398,939	390,714	323,599	280,264

Current liabilities	4,367	59,956	52,173	41,602	41,342	38,994
Deferred tax liabilities	1,887	25,908	25,860	23,691	22,570	18,246
Other non-current liabilities	9,087	124,763	103,672	113,003	63,204	48,255

Total equity	16,650	228,608	217,234	212,418	196,483	174,769

Total equity and liabilities	31,991	439,235	398,939	390,714	323,599	280,264

Net assets	16,650	228,608	217,234	212,418	196,483	174,769

(1)
U.S. dollar information has been presented for the year ended June 30, 2018 on an unaudited basis solely for the convenience of the reader and is computed at the closing rate of ZAR 13.73 = US$1.00, which represents the rate of exchange on June 30, 2018 as reported by Thomson Reuters. Such translations should not be construed as representations that the South African rand amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

  Summary Statement of Cash Flows Data

	For the year ended June 30,
	2018	2017	2016	2015	2014
	(ZAR in millions)
Cash receipts from customers	178,672	172,061	175,994	186,839	203,549
Cash paid to suppliers and employees	(135,795)	(127,992)	(121,321)	(125,056)	(138,100)

Cash generated by operating activities	42,877	44,069	54,673	61,783	65,449
Dividends received from equity accounted investments	1,702	1,539	887	2,812	4,717
Finance income received	1,565	1,464	1,633	1,234	1,203
Finance costs paid	(4,797)	(3,612)	(3,249)	(2,097)	(499)
Tax paid	(7,041)	(6,352)	(9,329)	(10,057)	(13,647)

Cash available from operating activities	34,306	37,108	44,615	53,675	57,223
Dividends paid	(7,952)	(8,628)	(10,680)	(12,739)	(13,248)

Cash retained from operating activities	26,354	28,480	33,935	40,936	43,975

Total additions to non-current assets	(55,891)	(56,812)	(70,497)	(42,645)	(38,779)
Additions to non-current assets	(53,384)	(60,343)	(73,748)	(45,106)	(38,779)
(Decrease)/increase in capital project related payables	(2,507)	3,531	3,251	2,461	—
Additional cash contributions to equity accounted investments	(164)	(444)	(548)	(588)	(8)
Proceeds on disposals and scrappings	2,280	788	569	1,210	1,538
Other net cash flow from investing activities	(204)	(209)	(558)	(62)	(564)

Cash used in investing activities	(53,979)	(56,677)	(71,034)	(42,085)	(37,813)

Share capital issued on implementation of share options	—	—	54	144	373
Dividends paid to non-controlling shareholders in subsidiaries	(725)	(989)	(1,296)	(365)	(369)
Proceeds from long-term debt	24,961	9,277	34,008	14,543	3,263
Repayment of long-term debt	(9,199)	(2,364)	(3,120)	(1,663)	(2,207)
Proceeds from short-term debt	1,957	4,033	2,901	2,686	2,346
Repayment of short-term debt	(2,607)	(1,410)	(3,369)	(2,280)	(2,497)

Cash generated by financing activities	14,387	8,547	29,178	13,065	909

Translation effects on cash and cash equivalents	954	(3,207)	7,069	3,095	455

Decrease in cash and cash equivalents	(12,284)	(22,857)	(852)	15,011	7,526
Cash and cash equivalents at the beginning of year	29,323	52,180	53,032	38,021	30,555
Reclassifcation to held for sale	—	—	—	—	(60)

Cash and cash equivalents at the end of the year	17,039	29,323	52,180	53,032	38,021

  Other Unaudited Operating and Financial Data

        The following financial information includes measures which are not accounting measures as defined by IFRS. These measures are not part of our IFRS financial statements included in our Form 20-F and have not been audited or otherwise reviewed by our external auditors. These measures should not be used instead of, or considered as alternatives to, our historical financial results prepared in accordance with IFRS. These measures may not be comparable to similarly titled measures disclosed by other companies.

As at June 30, 2018
(ZAR in millions)
Capital expenditure
Authorized and contracted	179 172
Authorized, not yet contracted	40 687
Authorized capital expenditure	219 859
Less expenditure to date	(156 583)

Unspent capital commitments	63 276

	For the year ended June 30,
	2018	2017	2016	2015	2014
	(ZAR in millions)
Adjusted EBITDA(1)	52,413	47,627	53,992	66,575	66,082

(1)
Defined as earnings before interest and tax (EBIT), depreciation and amortization, share-based payments, remeasurement items and unrealized hedging losses/(gains). Adjusted EBITDA is a non-IFRS financial measure and should not be viewed as a substitute for any IFRS financial measure. We have presented this non-IFRS measure in this prospectus supplement because we consider it to be an important supplemental measure for investors, analysts and our management to evaluate our profitability and operating performance.

The reconciliation of earnings for the year to Adjusted EBITDA is as follows:

	For the year ended June 30,
	2018	2017	2016	2015	2014
	(ZAR in millions)
Earnings for the year	10,146	21,513	15,027	31,162	30,147
Taxation	5,558	8,495	8,691	14,431	14,696
Finance income	(1,716)	(1,568)	(1,819)	(1,274)	(1,220)
Finance expenses	3,759	3,265	2,340	2,230	1,925

Earnings before interest and tax (EBIT)	17,747	31,705	24,239	46,549	45,818
Depreciation and amortization	16,425	16,204	16,367	13,567	13,516
Share-based payments(a)	4,431	226	494	5,652	881
Remeasurement items	9,901	1,616	12,892	807	7,629
Unrealized hedging losses/(gains)	3,909	(2,124)	—	—	—

Adjusted EBITDA	52,413	47,627	53,992	66,575	66,082

  (a)
  Adjusted EBITDA for 2014 and 2015 has been restated for share-based payments

THE OFFERING

Issuer	Sasol Financing USA LLC.
Guarantor	Sasol Limited.
Amount of Notes Offered	$ aggregate principal amount of notes due 20 .
$ aggregate principal amount of notes due 20 .
Ranking

The notes will constitute unsecured and unsubordinated indebtedness of the Issuer and will rank equally with all other unsecured and unsubordinated indebtedness of the Issuer. The guarantees will rank equally with all other unsecured and unsubordinated indebtedness of Sasol Limited.

As of June 30, 2018, Sasol Limited's subsidiaries (other than the Issuer) had R110,231 million ($8,028 million) of indebtedness outstanding, of which R71,896 million ($5,236 million) is secured. The LCCP Facility accounted for R54,953 million ($4,002 million) of secured indebtedness outstanding at the level of Sasol Limited's subsidiaries (other than the Issuer).

Maturity	The 20 notes will mature on , 20 .
The 20 notes will mature on , 20 .
Interest Rate	The 20 notes will bear interest at a rate of % annually.
The 20 notes will bear interest at a rate of % annually.
Regular Record Dates for Interest	The close of business on or (whether or not a business day) immediately preceding each interest payment date.
Interest Payment Dates	and , commencing , 2019.
Business Day

Any day, other than a Saturday or Sunday, which is not, in New York City or London, England, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

Optional Redemption

Prior to                    , 20    (the "20    Notes Par Call Date") for the 20    notes and prior to                    , 20    (the "20    Notes Par Call Date") for the 20    notes, the Issuer or Sasol Limited may redeem the relevant series of notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes, assuming for such purpose that the 20    Notes were called on the 20    Notes Par Call Date and the 20    Notes were called on the 20    Notes Par Call Date (exclusive of interest accrued and unpaid to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 50 basis points, in each case plus accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after the 20    Notes Par Call Date for the 20    notes and on or after the 20    Notes Par Call Date for the 20    notes, the Issuer or Sasol Limited may redeem the relevant series of notes in whole (but not in part), at any time, at a redemption price equal to 100% of the principal amount of such series of notes plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption. See "Description of Notes—Optional Redemption".

Optional Tax Redemption

In the event of various tax law changes that require the Issuer or Sasol Limited to pay additional amounts, and in other limited circumstances, as described under "Description of Notes—Optional Tax Redemption", the Issuer or Sasol Limited may call all, but not less than all, of the notes of a series for redemption prior to maturity.

Change of Control Repurchase Event

Upon the occurrence of both (1) a change of control of Sasol Limited and (2) a rating event, unless the Issuer or Sasol Limited has exercised their rights to redeem the notes, the Issuer will be required to make an offer to purchase notes at a price equal to 101% of its principal amount plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes—Change of Control Repurchase Event".

Payment of Additional Amounts

If the Issuer or Sasol Limited is required by the government of any Taxing Jurisdiction to deduct or withhold taxes in respect of payment on the notes or under the guarantee it will, subject to certain exceptions, pay the holder additional amounts so that the net amount received will be the amount specified in the note, but may be able to exercise the right to redeem the notes for tax reasons, as described above.

Covenants

The indenture relating to the notes contains covenants restricting, subject to certain limitations, Sasol Limited's ability to amalgamate, reconstruct, consolidate or merge with another company or other legal entity, pledge its assets to secure certain borrowings and create or incur liens on its property. These restrictive covenants are described under the headings "Description of Debt Securities—Merger or Consolidation", "—Limitation on Liens" and "—Limitation on Sale and Lease Back Transactions" of the attached prospectus and "Description of Notes—Covenants" of this prospectus supplement.

Book-Entry Issuance, Settlement and Clearance

The notes will be issued in fully registered form in denominations of $200,000 and integral multiples in excess thereof of $1,000. Each series of notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, referred to as DTC. You will hold beneficial interests of the notes through DTC and DTC and its direct and indirect participants will record your beneficial interest on their books. Certificated notes will not be issued except in certain limited circumstances. Settlement of the notes will occur through DTC in same day funds.

Governing Law	The indenture, the notes and the guarantees will be governed by the laws of the State of New York.
Defeasance	The notes will be subject to the defeasance and covenant defeasance provisions in the indenture described under "Description of Notes—Defeasance".
Further Issuances

The Issuer may, at its option, at any time and without the consent of the then existing noteholders of the specified series, issue additional notes of a series in one or more transactions after the date of this prospectus supplement with terms (other than the issuance date and issue price) identical to the notes of such series offered hereby; provided that such additional notes that have the same CUSIP, ISIN, Common Code or other identifying numbers as such series of notes offered hereunder must be fungible with such notes for US federal income tax purposes. These additional notes will be deemed to have been part of the same series as the notes of such series offered hereby and will provide the holders of those additional notes the right to vote together with holders of such series of notes issued hereby. Likewise, Sasol Limited has the right, without the consent of the then existing noteholders, to guarantee such additional securities, to guarantee debt of its other subsidiaries and to issue its own debt.

Listing

The Issuer will apply to list the notes on the New York Stock Exchange. There can be no guarantee that the application to list the notes on the New York Stock Exchange will be approved as of the date the notes are issued or at any time thereafter, and settlement of the notes is not conditioned on obtaining this listing.

Use of Proceeds	We intend to use the net proceeds from the offering of the notes to partially repay the $4.0 billion LCCP project asset finance facility (the "LCCP Facility") maturing on December 25, 2021.
Conflicts of Interest

A conflict of interest (as defined by Rule 5121 of FINRA) may exist as certain affiliates of the underwriters are lenders or agents under the LCCP Facility. Proceeds of this offering are intended to be used as described above, and in such event such affiliates will receive a portion of such proceeds. For further information, see "Underwriting (Conflict of Interest)".

Trustee	Citibank, N.A.
Registrar and Paying Agent	Citibank, N.A.
Timing and Delivery	We currently expect delivery of the notes to occur on or about , 2018.
Risk Factors

You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under "Risk Factors" beginning on page S-17 of this prospectus supplement for risks involved with an investment in the notes.

RISK FACTORS

        This section describes some of the risks that could materially affect an investment in the notes being offered. You should read these risk factors in conjunction with the detailed discussion of risk factors starting on page 8 in our Form 20-F, and those identified in our future filings with the SEC, incorporated herein by reference. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks related to our results of operations and our financial condition as a result of factors that impact the energy industry generally

Fluctuations in crude oil, natural gas, ethane and petroleum product prices and refining margins may adversely affect our business, operating results, cash flows and financial condition

        Market prices for crude oil, natural gas, ethane and petroleum products fluctuate as they are subject to local and international supply and demand fundamentals and other factors over which we have no control. Worldwide supply conditions and the price levels of crude oil may be significantly influenced by general economic conditions, industry inventory levels, technology advancements, production quotas or other actions that might be imposed by international cartels that control the production of a significant proportion of the worldwide supply of crude oil, weather-related damage and disruptions, competing fuel prices and geopolitical risks, especially in the Middle East, North Africa and West Africa.

        During 2018, the dated Brent crude oil price averaged US$63.62/bbl and fluctuated between a high of US$80.29/bbl and a low of US$46.53/bbl. This compares to an average dated Brent crude oil price of US$49.77/bbl during 2017, which fluctuated between a high of US$56.30/bbl and a low of US$40.26/bbl.

        A substantial proportion of our turnover is derived from sales of petroleum, natural/piped gas and petrochemical products, prices for which have fluctuated widely in recent years and are affected by crude oil prices, the price and availability of substitute fuels, changes in product inventory, product specifications and other factors.

        The South African government controls and/or regulates certain fuel prices. The pump price of petrol is regulated at an absolute level. Furthermore maximum price regulation applies to the refinery gate price of liquefied petroleum gas ("LPG") and the sale of unpacked illuminating paraffin. South African liquid fuels are valued using the Basic Fuel Price ("BFP"). BFP is a formula-driven price that considers, amongst others, the international prices of refined products (petrol, diesel and illuminating paraffin), the rand/US dollar exchange rate and the logistical cost of transporting liquid fuels to South Africa. The BFP is then used as a component in the regulated prices that are published by the government on a monthly basis. Piped gas prices are approved at a maximum level by the National Energy Regulator of South Africa ("NERSA") from time to time.

        Through our equity participation in the National Petroleum Refiners of South Africa (Pty) Ltd ("Natref") crude oil refinery, we are exposed to fluctuations in refinery margins resulting from fluctuations in international crude oil and petroleum product prices. We are also exposed to changes in absolute levels of international petroleum product prices through our synthetic fuel operations.

        Prolonged periods of low crude oil and natural gas prices could also result in projects being delayed or cancelled, as well as the impairment of certain assets. In Canada, low gas prices resulted in an impairment of our shale gas assets of R2.8 billion (CAD281 million) in 2018. The total cumulative impairments recognized between 2014 and 2017 on our Canadian shale gas assets were R16.5 billion (CAD 1.6 billion). The valuation of the Production Sharing Agreement (PSA) in Mozambique was impacted by weaker long-term macro-economic assumptions and lower than expected oil volumes. This resulted in a partial impairment of R1.1 billion (US$94 million).

        We use derivative financial instruments to partially protect us against day-to-day, and longer-term fluctuations in US dollar oil, export coal and ethane prices. The oil price affects the profitability of both our energy and chemical products. See "Item 11—Quantitative and qualitative disclosures about market risk" of our Form 20-F, which is incorporated by reference herein. While the use of these instruments may provide some protection against fluctuations in crude oil prices, it does not protect us against longer-term fluctuations in crude oil prices or differing trends between crude oil and petroleum product prices.

        We are unable to accurately forecast fluctuations in crude oil, ethane, natural/piped gas and petroleum products prices. Fluctuations in any of these may have a material adverse effect on our business, operating results, cash flows and financial condition. Refer "Item 5A—Operating results" of our Form 20-F, which is incorporated by reference herein, for the impact of the crude oil prices on the results of our operations.

Fluctuations in exchange rates may adversely affect our business, operating results, cash flows and financial condition

        The rand is the principal functional currency of our operations and we report our results in rand. However, a significant majority of our turnover is impacted by the US dollar and the price of most petroleum and chemical products is based on global commodity and benchmark prices which are quoted in US dollars.

        Further, as explained above, the components that constitute BFP are US dollar-denominated and converted to rand, which impacts the price at which we can sell fuel in South Africa.

        A significant part of our capital expenditure is US dollar-denominated, as it is directed to investments outside South Africa or constitutes materials, engineering and construction costs imported into South Africa. Fluctuations in the rand/US dollar exchange rate impacts our gearing and estimated capital expenditure.

        We also generate turnover and incur operating costs in euro and other currencies.

        Fluctuations in the exchange rates of the rand against the US dollar, euro and other currencies impacts the comparability of our financial statements between periods due to the effects of translating the functional currencies of our foreign subsidiaries into rand at different exchange rates.

        Accordingly, fluctuations in exchange rates between the rand and US dollar, and/or euro may have a material effect on our business, operating results, cash flows and financial condition. As a result of the continued and sustained strengthening of the exchange rate outlook and the resulting impact on our Base Chemicals margins we fully impaired our South African Chlor Vinyls cash generating unit in the amount of R5.2 billion (R3.7 billion after tax).

        During 2018, the rand/US dollar exchange rate averaged R12.85, fluctuating between a high of R14.48 and a low of R11.55. This compares to an average exchange rate of R13.61 during 2017, which fluctuated between a high of R14.75 and a low of R12.44. At June 30, 2018 the closing rand/US dollar exchange rate was R13.73 as compared to R13.06 at June 30, 2017.

        The rand exchange rate is affected by various international and South African economic and political factors. Subsequent to June 30, 2018, the rand has on average weakened against the US dollar and the euro, closing at R14.41 and R16.62, respectively, on August 23, 2018. In general, a weakening of the rand would have a positive effect on our operating results. Conversely, strengthening of the rand would have an adverse effect on our operating results, cash flows and financial condition. Refer to "Item 5.A—Operating results" of our Form 20-F, which is incorporated by reference herein, for further information regarding the effect of exchange rate fluctuations on our results of operations. We engage in hedging activities which partially protects the balance sheet and our earnings against fluctuations in the rand exchange rate. While the use of these instruments may provide some protection against fluctuations in the rand exchange rate, it does not protect us against a longer term strong rand/US dollar exchange rate. Refer to and "Item 11—Quantitative and qualitative disclosures about market risk" of our Form 20-F, which is incorporated by reference herein.

        Although the exchange rate of the rand is primarily market-determined, its value at any time may not be an accurate reflection of its underlying value, due to the potential effect of, among other factors, exchange controls. For more information regarding exchange controls in South Africa see "Item 10.D—Exchange controls" of our Form 20-F, which is incorporated by reference herein.

Cyclicality in petrochemical product prices and demand may adversely affect our business, operating results, cash flows and financial condition

        The demand for chemicals and especially products such as polymers, solvents, olefins, surfactants and fertilizers are cyclical. Typically, higher demand during peaks in the industry business cycle leads producers to increase their production capacity. Although peaks in the business cycle have been characterised by increased selling prices and higher EBIT margins in the past, such peaks have led to overcapacity with supply exceeding demand growth. Low periods during the industry business cycle are characterized by a decrease in selling prices and excess capacity, which can depress EBIT margins. We are unable to accurately forecast the timing of the industry business cycle, and lower prices for chemical products during downturns in the cycle may have a material adverse effect on our business, operating results, cash flows and financial condition.

Our large projects are subject to schedule delays and cost overruns, and we may face constraints in financing our existing projects or new business opportunities, which could render our projects unviable or less profitable than planned

        We are progressing with the construction of our Lake Charles Chemicals Project in Louisiana, US ("LCCP") and indications are that the cost of the project will remain within the previous market guidance of US$11.13 billion. As at the end of June 2018, engineering, equipment fabrication and procurement were substantially complete and construction progress reached 68% completion. Overall the project is 88% complete with capital expenditure amounting to US$9.8 billion. The project remains on track to starting up the first three manufacturing units by the second half of calendar year 2018. We achieved first steam production in July 2018, a critical component to the operation of LCCP and a key enabler for further commissioning. The progressive startup of utilities is ongoing and gaining momentum, as we approach startup of the first units. The remainder of the derivative units are expected to start up in calendar year 2019. Progress of LCCP units is reviewed and considered internally and by third party consultants regularly. As we move toward start-up, we will update guidance in the event we confirm a materially different view of unit startup and/or cost.

        In Mozambique, the PSA Phase 1 and Phase 2 drilling activities have been completed. In total, 11 wells were drilled comprising of seven oil wells and four gas wells. The Inhassoro oil reservoirs have proved more complex than expected and, with the reduced expectation of recoverable oil volumes and uncertainty on the oil price, we are looking to maximize the use of existing processing facilities in the adjacent Petroleum Production Agreement facilities. While Phase 1 gas results confirmed gas resources cover for the planned Central Termica Temane, formerly Mozambique Gas to Power Project, Phase 2 appraisal drilling results however indicate gas volumes to be at the lower end of our initial estimates. Focused efforts are underway to assess the range of options and possibilities to sustainably secure and source gas feedstock.

        The development of these projects are capital intensive processes carried out over long durations and requires us to commit significant capital expenditure and allocate considerable management resources in utilizing our existing experience and know-how.

        Projects like the LCCP and PSA are subject to the risk of delays and cost overruns which are inherent in any large construction project, including as a result of, among other factors:

  •
  shortages or unforeseen increases in the cost of equipment, labor and raw materials;

  •
  unforeseen design and engineering problems;

  •
  unforeseen construction problems;

  •
  inadequate phasing of activities;

  •
  labor disputes;

  •
  inadequate workforce planning or productivity of workforce;

  •
  inadequate change management practices;

  •
  natural disasters and adverse weather conditions, including excessive winds, higher-than-expected rainfall patterns, tornadoes, cyclones and hurricanes;

  •
  failure or delay of third-party service providers; and

  •
  changes to regulations, such as environmental regulations.

        In addition, significant variations in the assumptions we make in assessing the viability of our projects, including those relating to commodity prices and the prices for our products, exchange rates, import tarriffs, interest rates, discount rates (due to change in country risk premium) and the demand for our products, may adversely affect the profitability or even the viability of our investments.

        As the LCCP capital investment is particularly material to Sasol, any further cost overruns or adverse changes in assumptions affecting the viability of the project could have a material adverse effect on our business, cash flows, financial condition and prospects. We have updated the LCCP economics with the latest view of long-term market assumptions obtained from independent market consultants. Due to the uncertainty and volatility in the market, the views from the independent market consultants differ significantly from period to period. Views provided also differ on where ethane will be sourced from in the long-term. This divergence in views makes it more difficult to accurately evaluate the project economics and increases the risk that the assumptions underlying our assessment of the viability of the project may prove incorrect.

        Our operating cash flow and banking facilities may be insufficient to meet our capital expenditure plans and requirements, depending on the timing and cost of development of our existing projects and any further projects we may pursue, as well as our operating performance and the utilization of our banking facilities. As a result, new sources of capital may be needed to meet the funding requirements of these projects, to fund ongoing business activities and to pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, our credit rating, our gearing and other risk metrics, the condition of the financial markets, future prices for the products we sell, the prospects for our industry, our operational performance and operating cash flow and debt position, among other factors.

        In the event of unanticipated operating or financial challenges, any dislocation in financial markets, any downgrade of our credit ratings by ratings agencies or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities and retire or service outstanding debt and pay dividends, could be constrained, any of which could have a material adverse effect on our business, operating results, cash flows and financial condition.

Our access to and cost of funding is affected by our credit rating, which in turn is affected by the sovereign credit rating of the Republic of South Africa

        Our credit rating may be affected by our ability to maintain our outstanding debt and financial ratios at levels acceptable to the credit ratings agencies; our business prospects; the sovereign credit rating of the Republic of South Africa and other factors, some of which are outside our control. The credit rating assigned by the ratings agencies is dependent on a number of factors, including the gearing levels of the group. In assessing these gearing levels, performance guarantees which have been issued by Sasol are taken into account as potential future exposure, which may impact the liquidity of the group. Our credit rating has been affected by movements in the sovereign credit rating of the Republic of South Africa.

        Any future adverse rating actions or downgrade of the South African sovereign credit rating may have an adverse effect on our credit rating, which could negatively impact our ability to borrow money and could increase the cost of debt finance.

Our ability to respond to climate change could negatively impact our growth strategies, reduce demand for our products and increase our operational costs.

        Key processes in South Africa, especially coal gasification and combustion, result in relatively high carbon dioxide emissions. Sasol is committed to reducing its overall impact on the environment, while developing and implementing an appropriate climate change mitigation response to enable the long-term resilience of the company's strategy and business operations. In light of this, Sasol has identified environmental sustainability as one of our top risk events, including climate change as a key issue in the context of our support for the Paris Agreement and the national circumstances of the countries in which we operate.

        Sasol's ability to develop and implement an appropriate climate change mitigation response poses a significant transitional risk for our current business in South Africa. This is enhanced by the necessity to appropriately address increasing societal pressures and shifts away from carbon intensive processes and products, as well as meeting new and anticipated policy and legislative requirements including carbon tax, carbon budgets and reduction targets. It is particularly challenging in South Africa where access to lower carbon energies are limited.

        Further, climate change poses a significant risk for our business as it relates to potential physical impacts including change of weather patterns, extreme events, hurricanes, tornadoes, flooding, sea level rise and water scarcity. In this regard, we are advancing work in developing an adaptation strategy for the identified key priority regions such as the US Gulf Coast, Mozambique, Secunda and Sasolburg. Ongoing monitoring efforts accordingly also guide our interventions to improve our maintenance and asset integrity processes.

        These climate change related risks could negatively impact Sasol's growth strategies and targets, reduce demand for our products and are likely to increase our operational costs.

        A substantial carbon tax, such as that currently under consideration in South Africa, may negatively impact free cash flows generated from our South African operations from 2019. Considering South Africa's developmental challenges, the structure of its economy and the fact that the carbon tax design is not aligned with the carbon budget, Sasol believes alternative mechanisms could achieve the outcome sought by the proposed stand-alone carbon tax. We continue to work to identify and debate with authorities an appropriate response that balances the need for economic development, job creation, energy security and greenhouse gas ("GHG") reductions.

        Our international operations are less carbon-intensive and have been operating for some time in a more mature GHG regulatory regime. However, continued political attention to issues concerning climate change and potential mitigation through regulation could have a material impact on our business, operating results, cash flows and financial condition.

Exposure related to investments in associates and joint arrangements may adversely affect our business, operating results, cash flows and financial condition

        We have invested in a number of associates and joint arrangements and will consider opportunities for further upstream oil and gas and downstream investments (including licensing opportunities), where appropriate, as well as opportunities in chemicals. The development of these projects may require investments in associates and joint arrangements, some of which are aimed at facilitating entry into countries and/or sharing risk with third parties. Although the risks are shared, the objectives of our associates, and joint arrangement partners, their ability to meet their financial and/or contractual obligations, their behavior, their compliance with legal and ethical standards, as well as the increasing complexity of country-specific legislation and regulations may adversely affect our reputation and/or result in disputes and/or litigation, all of which may have a material adverse effect on our business, operating results, cash flows and financial condition, and may constrain the achievement of our growth objectives.

Our coal, synthetic oil, natural oil and natural gas reserve estimates may be materially different from quantities that we eventually recover

        Our reported coal, synthetic oil, natural oil and gas reserves are estimated quantities based on applicable reporting regulations that, under present conditions, have the potential to be economically mined, processed and produced.

        There are numerous uncertainties inherent in estimating quantities of reserves and in projecting future rates of production, including factors which are beyond our control. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, costs to develop and market prices for related products.

        Reserve estimates will require revision based on improved data acquired from actual production experience and other factors, including resource extensions and new discoveries. In addition, regulatory changes, market prices, increased production costs and other factors may result in a revision to estimated reserves. Revised estimates may have a material adverse effect on our business, operating results, cashflows and financial condition. See "Item 4.D—Property, plants and equipment" of our Form 20-F, which is incorporated by reference herein.

We may be unable to access, discover, appraise and develop new coal, synthetic oil, natural oil and natural gas resources at a rate that is adequate to sustain our business and/or enable growth

        Competition for suitable opportunities, increasing technical difficulty, stringent regulatory and environmental standards, large capital requirements and existing capital commitments may negatively affect our ability to access, discover, appraise and develop new resources in a timely manner, which could adversely impact our ability to support and sustain our current business operations.

        Our future growth could also be impacted by these factors, potentially leading to material adverse effect on our business, operating results, cash flows and financial condition.

We may not achieve projected benefits of acquisitions or divestments

        We may pursue acquisitions or divestments. With any such transaction, there is the risk that any benefits or synergies identified at the time of acquisition may not be achieved as a result of changing or inappropriate assumptions or materially different market conditions, or other factors. Furthermore, we could be found liable, regardless of extensive due diligence reviews, for past acts or omissions of the acquired business without any adequate right of redress.

        In addition, delays in the sale of assets, or reductions in value realizable, may arise due to changing market conditions. Failure to achieve expected values from the sale of assets, or delays in expected receipt or delivery of funds may result in higher debt levels, underperformance of those businesses and loss of key personnel.

There are country-specific risks relating to the countries in which we operate that could adversely affect our business, operating results, cash flows and financial condition

        Several of our subsidiaries, joint arrangements and associates operate in countries and regions that are subject to significantly differing political, social, economic and market conditions. See "Item 4.B—Business overview" of our Form 20-F, which is incorporated by reference herein, for a description of the extent of our activities in the main countries and regions in which we operate. Although we are a South African-domiciled company and the majority of our operations are located in South Africa, we also have significant energy businesses in other African countries, chemical businesses in Europe, the US, the Middle East and Asia, a joint venture GTL facility in Qatar, joint operations in the US and Canada and a 10% indirect economic interest in the Escravos GTL project in Nigeria which is an upstream joint venture between Chevron Nigeria Limited and Nigerian National Petroleum Corporation.

        Particular aspects of country-specific risks that may have a material adverse impact on our business, operating results, cash flows and financial condition include:

  (a)
  Political and socio-economic issues

  i.
  Political, social and economic uncertainty

        We have invested, or are in the process of investing in, significant operations in Southern African, Western African, European, North American, Asian and Middle Eastern countries that have in the past, to a greater or lesser extent, experienced political, social and economic uncertainty.

        In particular, in South Africa, the continuing rise in risks to the country's medium-term economic prospects and its fiscal challenges have led to credit rating agencies downgrading the South African sovereign credit rating. In Mozambique, the ongoing fiscal crisis has led to a significant currency weakening and downgrades in its credit rating by all the major rating agencies, which complicated debt restructuring discussions between the country and the International Monetary Fund. Other countries in which we operate may also face sovereign downgrade risks and risks that may impact their ability to access funding and honor commitments.

        Government policies, laws and regulations in countries in which we operate, or plan to operate, may change in the future. Governments in those countries have in the past and may in the future pursue policies of resource nationalization and market intervention, including through protectionism like import tariffs and subsidies. The impact of such changes on our ability to deliver on planned projects cannot be determined with any degree of certainty and such changes may therefore have an adverse effect on our operations and financial results.

        Sasol's strategic objective to progressively grow a resilient oil-based portfolio in its preferred West African countries, inherently carries frontier basin exploration and new country entry risks, off-set by potential high reward through unlocking of new exploration plays. Sasol managed the associated exploration and new country risks through building a balanced portfolio of exploration and production assets, rigorously ensuring compliance with all corporate and legislative governance requirements, and following its internal technical and business quality assurance processes.

  ii.
  Transformation and localization issues

        In some countries, our operations are required to comply with local procurement, employment equity, equity participation, corporate social responsibility and other regulations that are designed to address country-specific social and economic transformation and localization issues.

        In South Africa, there are various transformation initiatives with which we are required to comply since Sasol operates in more than one sector of the economy. We believe transformation to be a strategic, business and social imperative that would enable Sasol to become more competitive in the markets in which it operates. The broad risks that we face should we not comply with these transformation initiatives include the inability to obtain licenses to operate in certain sectors such as mining and liquid fuels, limited ability to successfully tender for government and public entity tenders and potential loss of customers (as private sector customers increasingly require their suppliers to have a minimum B-BBEE rating).

        The draft Mining Charter III was published on 15 June 2018, for comments within 30 days. Although the 2018 draft is an improvement on the 2017 draft, there are a number of contentious issues that are being debated by industry stakeholders. We are participating in these discussions and are providing input to the draft Mining Charter III on those issues that may have an impact on our business. Once the final Mining Charter III is published Sasol will undertake a comprehensive study to understand the impact on our business and to determine the steps necessary to ensure our operations are not adversely affected. For more information refer to "Item 3.D—Risk Factors—South African mining legislation may have an adverse effect on our mineral rights." of our Form 20-F, which is incorporated by reference herein.

        The revised Codes of Good Practice for B-BBEE (the "Revised Codes"), which came into effect on 1 May 2015, provide a standard framework for the measurement of B-BBEE across all sectors of the economy, other than sectors that have their own sectorial transformation charters (e.g. the mining and liquid fuels industries). The Revised Codes provide more stringent targets, which negatively impacted on Sasol's B-BBEE contributor status.

        Since our announcement during September 2017 to unwind the Sasol Inzalo B-BBEE transaction and introduce Sasol Khanyisa, specific management focus was placed on engaging with trade unions on issues pertaining to employee share ownership levels. Two of the five Sasol trade unions, Solidarity and CEPPWAWU, have declared disputes relating individually to Sasol Khanyisa and the unwind of Sasol Inzalo, respectively. In September 2018, the Solidarity trade union commenced industrial action. If either the CEPPWAWU dispute or the Solidarity industrial action are not resolved, these could adversely affect our operations and could give rise to costs which would impact earnings.

        We believe that the long-term benefits of Sasol Khanyisa to the company and South Africa should outweigh any possible adverse effects, such as dilution to existing shareholders, but we cannot assure you that future implications of compliance with these requirements or with any newly imposed conditions will not have a material adverse effect on our shareholders or business, operating results, cash flows and financial condition. See "Item 4.B—Empowerment of historically disadvantaged South Africans" of our Form 20-F, which is incorporated by reference herein.

  iii.
  Disruptive industrial action

        The majority of our employees worldwide belong to trade unions. These employees comprise mainly of general workers, artisans and technical operators. The South African labor market remains volatile and can be characterised by major industrial action in key sectors of the economy especially during wage negotiations.

        In Sasol South Africa, only petroleum sector wage negotiations took place during 2018. These negotiations have been successfully concluded with a three-year wage agreement effective July 1, 2018 to June 30, 2021. Sasol operations falling within the industrial chemicals sector are not negotiating during 2018 as this sector is covered by a multi-year agreement valid until June 30, 2019.

        Sasol Mining concluded a three-year wage agreement with all five of its participating trade unions in August 2017, paving the way for stable labor relations over the next three years.

        Sasol remains committed to resolve current disputes and will continue to engage with key players to ensure a successful conclusion hereof.

        Although we have positive relationships with our employees and their unions, significant labor disruptions could occur in the future and our labor costs could increase significantly in the future.

  (b)
  Fiscal

        Macroeconomic factors, such as higher inflation and interest rates, could adversely impact our ability to contain costs and/or ensure cost-effective debt financing in the countries in which we operate.

        Our sustainability and competitiveness is influenced by our ability to optimize our cost base. As we are unable to control the price at which our products are sold, an increase in inflation in countries in which we operate may result in significantly higher future operational costs.

        In South Africa, consumer price inflation averaged 4.5% in 2018, from 6.1% in 2017. The lower rate of consumer inflation can be attributed mainly to an appreciation in the exchange rate and easing food and services price inflation over the course of the year. The easing in inflationary pressures promoted the South African Reserve Bank to cut interest rates by 25 basis points in both July 2017 and March 2018, taking the policy interest rate to 6.5% by June 30, 2018.

        The exchange rate remains a key risk to the inflation outlook. Global financial conditions, escalating trade tensions, emerging market sentiment swings and domestic political and policy developments are likely to contribute to ongoing currency volatility.

        Higher confidence levels and a more stable political environment are expected to provide support to the South African economy. However, the business environment is likely to remain challenging as South Africa faces a number of structural, policy and financial challenges to growth. While the interest rate outlook remains data dependent, the SARB is expected to hike interest rates during the course of 2019 as inflation starts moving towards the upper end of the 3-6% inflation target range.

  (c)
  Legal and regulatory

  i.
  Exchange control regulations

        South African law provides for exchange control regulations which apply to transactions involving South African residents, including both natural persons and legal entities. These regulations may restrict the export of capital from South Africa, including foreign investments. The regulations may also affect our ability to borrow funds from non-South African sources for use in South Africa, including the repayment of these borrowings from South Africa and, in some cases, our ability to guarantee the obligations of our subsidiaries with regard to these funds. These restrictions may affect the manner in which we finance our transactions outside South Africa and the geographic distribution of our debt. See "Item 10.D—Exchange controls" and "Item 5.B—Liquidity and capital resources" of our Form 20-F, which is incorporated by reference herein.

  ii.
  Tax laws and regulations

        We operate in multiple tax jurisdictions globally and are subject to both local and international tax laws and regulations. Although we aim to fully comply with tax laws in all the countries in which we operate, tax is a highly complex area leading to the risk of unexpected tax uncertainties. Tax laws are changing regularly and their interpretation may potentially result in ambiguities and uncertainties, in particular in the areas of international taxation and transfer pricing. Where the tax law is not clear, we interpret our tax obligations in a responsible way, with the support of legal and tax advisors as deemed appropriate. Tax authorities and courts may arrive at different interpretations to those taken by Sasol, which may lead to substantial increases in tax payments. Although we believe we have adequate systems, processes and people in place to assist us with complying with all applicable tax laws and regulations, the outcomes of certain tax disputes and assessments may have a material adverse effect on our business, operating results, cash flows and financial position.

        We could also be exposed to significant fines and penalties and to enforcement measures, including, but not limited to, tax assessments, despite our best efforts at compliance. In response to tax assessments or similar tax deficiency notices in particular jurisdictions, we may be required to pay the full amount of the tax assessed (including stated penalties and interest charges) or post security for such amounts notwithstanding that we may contest the assessment and related amounts.

        In particular, one of our subsidiaries, Sasol Oil (Pty) Ltd ("Sasol Oil"), has received assessments on its international crude oil procurement activities and the proceedings relating to these assessments are ongoing.

        For more information regarding pending tax disputes and assessments refer to "Legal proceedings and other contingencies" under "Item 4.B—Business overview" of our Form 20-F, which is incorporated by reference herein.

        Any of these risks may materially and adversely affect our business, results of operations, cash flows and financial condition.

  iii.
  Ownership rights

        We operate in several countries where ownership of rights in respect of land and resources is uncertain and where disputes in relation to ownership or other community matters may arise. For example, the South African government is considering the expropriation of land without compensation to enhance land reform and redistribution. The impact of these policy intentions and related disputes are not always predictable and may cause disruption to our operations or development plans.

  iv.
  Legal and regulatory uncertainties

        Some of the countries where we have already made investments, or other countries where we may consider making investments are in various stages of developing institutions and legal and regulatory systems that are characteristic of democracies and market economies.

        The procedural safeguards of the legal and regulatory regimes in these countries in many cases are still being developed and, therefore, existing laws and regulations may be applied inconsistently. In some circumstances, it may not be possible to obtain the legal remedies provided under those laws and regulations in a timely manner. In particular in South Africa the legal landscape is rapidly evolving, amongst others, due to increasing societal and enforcement pressure. Therefore, the risk of uncertainty is higher in South Africa and that could have a material adverse effect on our business, operating results, cash flows, financial condition and future growth.

  (d)
  Transportation, water, electricity and other infrastructure

        The infrastructure in some countries in which we operate, such as rail infrastructure, electricity and water supply, may need to be further upgraded and expanded, and in certain instances, possibly at our own cost. Reliable supply of electricity is important to run our plants optimally. Unplanned power outages as we experienced at our South African plants in 2018 have a negative impact on our production volumes, cost and profitability. Back-up systems increase the cost of production and only mitigate the risk partially as we remain dependent on external electricity supply.

        Water, as a resource, is becoming increasingly limited as global demand for water increases. A significant part of our operations, including mining, chemical processing and others, requires use of large volumes of water. South Africa is generally an arid country and prolonged periods of drought or significant changes to current water laws could increase the cost of our water supplies or otherwise impact our operations. Water use by our operations varies widely depending largely on feedstock and technology choice. Water to our South African operations is supplied from the Integrated Vaal River System ("IVRS"). While the water supply to these operations remains secure the revised water balance for the IVRS shows a worsening of the water supply imbalance which could result in an increasing probability of water restrictions being imposed. Although various technological advances may improve the water efficiency of our processes, we may experience limited water availability and other infrastructure challenges which could have a material adverse effect on our business, operating results, cash flows, financial condition and future growth.

  (e)
  Stakeholder relationships

        Sasol has a complex network of stakeholders, often with competing interests. Our stakeholders are persons or groups who are directly or indirectly affected by our operations, as well as those who have interests in our business and/or the ability to influence its outcomes. Stakeholders may include local communities, national, provincial or local government authorities, politicians, religious leaders, civil society organizations and groups with special interests, the academic community and media. In addition, they include employees, investors, suppliers, customers and business partners. Failure to manage relationships with local communities, governments and non-governmental organizations may harm our reputation as well as our ability to conduct our operations effectively. Our stakeholder objective is to position Sasol as a credible partner and build trust with all our stakeholders. Our engagement approach is supported by open and effective communication, clear and agreed-on feedback, mutually beneficial outcomes where possible, as well as inclusiveness and integrity. However, we cannot assure you that the strategy will mitigate the risk fully and therefore, stakeholder relations could have a material adverse effect on our business, operating results, cash flows, financial condition and future growth.

  (f)
  Contract stability

        Host governments in some of the resource-rich countries in which we operate or consider making investments may display tendencies of wanting to change existing contracts through early terminations, non-renewal or cancellation of contractual rights, or we may not be able to fully enforce our contractual rights in those jurisdictions or enforce judgements obtained in the courts of other jurisdictions, should they hold the view that these contracts are not beneficial to their countries.

  (g)
  Other specific country risks that are applicable to countries in which we operate and which may have a material adverse effect on our business include:

  •
  acts of warfare and civil clashes;

  •
  the loss of control of oil and gas field developments and transportation infrastructure;

  •
  failure to receive new permits and consents;

  •
  expropriation of assets;

  •
  lack of capacity to deal with emergency response situations;

  •
  social and labor unrest due to economic and political factors in host countries;

  •
  terrorism, xenophobia and kidnapping threats;

  •
  security threats to assets, employees and supply chain;

    •
    possible demands to participate in unethical or corrupt conduct that lead us to forgo certain opportunities;

    •
    feedstock security of supply; and

    •
    sanctions against countries in which we operate.

Actual or alleged non-compliance with laws could result in criminal or civil sanctions and could harm our reputation

        Non-compliance with competition laws, anti-corruption laws, sanction laws and environmental laws have been identified as our top four legal risks.

  (a)
  Anti-corruption and anti-bribery laws

        Ethical misconduct and non-compliance with applicable anti-corruption laws could result in criminal or civil sanctions and could have a material adverse impact on our reputation, operations and license to operate.

        Petrochemical and energy companies need to be particularly vigilant with regard to the risk of bribery, especially when the scale of investments and the corruption perception of the countries where operations take place are considered. We, like other international petrochemical companies, have a geographically diverse portfolio and conduct operations in countries, some of which have a perceived high prevalence of corruption. Our operations must comply with the US Foreign Corrupt Practices Act and similar anti-corruption and anti-bribery laws of South Africa and other applicable jurisdictions. There has been a substantial increase in the global enforcement of these laws. In particular, major investments in countries with a high corruption risk are subject to an elevated risk in dealings with private companies, governments or government-controlled entities. Although we have an anti-corruption and anti-bribery compliance program in place designed to reduce the likelihood of violations of such laws, any violation could result in substantial criminal or civil sanctions and could damage our reputation.

  (b)
  Sanctions laws

        Our international operations require compliance with trade and economic sanctions or other restrictions imposed by the US or other governments or organizations, including the United Nations, the European Union and its member countries. These trade and economic sanctions are not always aligned which increases the complexities when a company has operations in various countries. Under economic and trading sanctions laws, governments may seek to impose modifications to business practices, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions.

        Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations.

        We are monitoring developments in the US, the European Union ("EU") and other jurisdictions that maintain sanctions programs, including developments in implementation and enforcement of such sanctions programs. Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could have a material adverse effect on our business, operating results, cash flows and financial condition.

  (c)
  Environmental laws and regulations

        In recent years, the environmental legislation in South Africa has resulted in significantly stricter standards than in the past which poses a risk to some of our operations in South Africa. For instance, by 2020, our existing plants are required to meet more stringent point source standards for air quality emissions applicable to newly commissioned plants. Meeting some of these requirements will require retrofitting of some of our existing plants and we are on track with the implementation of committed roadmaps intended to bring us into compliance with most of the new plant standards by 2025. The new plant standard for boiler sulfur dioxide could pose significant compliance challenges for our existing plants from a technical and financial feasibility point of view. Accordingly, Sasol continues discussions with key stakeholders regarding sustainable longer-term solutions and to investigate technologies that may enable us to comply and advance the necessary environmental compliance and improvement roadmaps.

        To mitigate associated compliance risks in the short and long term, Sasol will be reliant on mechanisms available in law and decisions thereon by the relevant authorities to obtain postponements on the requisite compliance time frames. We also rely on other mechanisms, such as the implementation of air quality offsets as per our approved plans, to address our compliance challenges.

        We remain concerned about the limitations of the postponement mechanism, which is currently the only formalized mechanism provided in law, to provide longer-term certainty in the face of these significant compliance challenges with the continued focus on sustainable ambient air quality improvement. Proposed changes to the regulatory framework could also negatively impact Sasol's approach to place reliance on compliance extensions beyond 2025. Consequently, we continue to participate in the pending law reform processes, including the recent proposed amendments to the National Air Quality Framework and the relevant regulations governing minimum emission standards and associated compliance time frames in the interest of ensuring a reasonable and sustainable legal framework enabling air quality improvements and sustainable compliance. We also continue to engage with the regulatory authorities to provide for the legislated recognition of offsets. The success of these engagements and our participation in the law reform processes cannot be guaranteed. Where we are unable to rely on mechanisms available in law or find appropriate feasible solutions, we may, of necessity, elect to decommission or mothball essential parts of our plant for purposes of mitigating the potential non-compliance risks.

        The outcome of these processes and applications cannot be guaranteed and may be successfully challenged by third parties. Non-compliance may result in the violation of license conditions with the associated consequence of administrative enforcement action, which may include directions to cease operations, as well as criminal prosecution. This may have a material adverse impact on our business.

        Some of our operations are carried out in declared air quality priority areas which are further subject to the requirements of the Vaal Triangle and Highveld Priority Area Air Quality Improvement Plans. These plans are currently under review, subject to the completion of source apportionment studies. Accordingly, further emission reduction commitments may be required from Sasol and are likely to trigger additional cost for air quality improvements in these priority areas.

  (d)
  Competition laws/Anti-Trust Laws

        Violations of competition/antitrust legislation could expose the group to administrative penalties and civil claims and damages, including punitive damages by entities which can prove they were harmed by such conduct. Such penalties and damages could be significant and have an adverse impact on our business, operating results, cash flows and financial condition. In addition, our reputation could be damaged by findings of such contraventions and individuals could be subject to imprisonment or fines in some countries where competition/anti-trust violations are a criminal offence. Competition authorities are increasingly engaging with each other to exchange information relating to violations of competition/anti-trust laws and enforce competition/antitrust laws.

        The South African Competition Commission has, in the past, conducted proceedings against various petroleum products producers, including Sasol. Sasol concluded a settlement agreement with the Competition Commission on a no admission of guilt and no penalty basis. On 3 May 2018, the Competition Tribunal of South Africa approved the settlement agreement. This effectively closed the proceedings with no penalty imposed on Sasol. We continue to interact and co-operate with the South African Competition Commission in respect of leniency applications as well as in the areas that are subject to the Commission's investigations. In June 2017, Sasol Germany received a request for information from the European Commission regarding the ethylene market in Europe. Sasol responded to this request for information.

        Although it is our policy to comply with all laws, and notwithstanding training and compliance programs, we could inadvertently contravene competition/anti-trust laws and be subject to the imposition of fines, criminal sanctions and/or civil claims and damages. This could have a material adverse impact on our reputation, business, operating results, cash flows and financial condition.

South African mining legislation may have an adverse effect on our mineral rights

        Certain amendments to the Mineral and Petroleum Resource Development Act, 28 of 2002 ("MPRDA") are currently under consideration. The impact thereof on our operations will be considered once we have clarity on the nature of the amendments.

        The revised Mining Charter published on 15 June 2018 contains a number of revisions, including but not limited to an increase in the minimum black shareholding requirement from 26% to 30% for current and new mining rights, subject to certain provisions as well as the requirement for a free carry to be given to employees and communities. The new draft contains more stringent compliance criteria than the previous Mining Charter, which may have a material adverse effect on Sasol Mining. The potential impact on Sasol Mining may be two-fold: higher cost of production and the risk of being in non-compliance with the requirements of the revised Mining Charter, which could lead to the suspension or cancellation of Sasol Mining's mining and/or prospecting rights. If a holder of a prospecting right or mining right in South Africa conducts prospecting or mining operations in contravention of the MPRDA, including the revised Mining Charter and social and labour plans, the converted mining rights can be suspended or cancelled by the Minister of Mineral Resources. The entity, upon receiving a notice of breach from the Minister, has a specific period of time to remedy such breach. The MPRDA and applicable provisions in the National Environmental Management Act and National Water Act impose additional responsibilities with respect to environmental management as well as the prevention of environmental pollution, degradation or damage from mining and/or prospecting activities.

        The effect of the proposed changes to the MPRDA, associated regulations to be promulgated and the revised Mining Charter on our mining and petroleum rights in the future may have a material adverse effect on our business, operating results, cash flows and financial condition. See "Item 4.B—Business overview—The Mining Charter and the Mineral and Petroleum Resources Development Amendment Bill" of our Form 20-F, which is incorporated by reference herein.

Legislation in South Africa on petroleum and energy activities may have an adverse impact on our business, operating results, cash flows and financial condition

  Regulation of Petroleum Products—The Petroleum Products Amendment Act

        The Petroleum Products Amendment Act (the "Petroleum Products Act") requires persons involved in the manufacturing, wholesale and retail sale of petroleum products to obtain relevant licences for such activities. Sasol Oil, Natref and Sasol South Africa Limited submitted applications for their respective operations. The Sasol Oil wholesale licence; and Sasol South Africa Limited manufacturing license applications have been approved and the licences issued. The Sasol Oil manufacturing license application has been accepted, however the license has not yet been issued. As provided in the Petroleum Products Act, Sasol Oil continues to act as a deemed license holder in relation to its manufacturing activities. The Natref manufacturing license application is also still under review by the Department of Energy.

        Accordingly, Sasol Oil and Natref continue to operate as being persons who, as of the effective date of the Petroleum Products Act, are deemed to be holders of a license until their applications have been finalized. Until these applications have been finalized, we cannot provide assurance that the conditions of the licenses may not have a material adverse impact on our business, operating results, cash flows and financial condition.

        The Petroleum Products Act entitles the Minister of Energy to regulate the prices, specifications and stock holding of petroleum products and the status in this regard is as follows:

  •
  The retail-pump prices of petrol, maximum refinery gate price of LPG and single maximum national price of Illuminating Paraffin are regulated. Prices are adjusted monthly according to published working rules and pricing formulae; and

  •
  Regulations to better align South African liquid fuels specifications with those prevailing in Europe were intended to become effective on July 1, 2017. None of the local refineries, including those of Sasol, would have been able to comply with these new specifications. The Minister of Energy rescinded and amended the regulations and will announce a new implementation date in due course. There is a significant risk that the market demand and imported supply of cleaner fuels could overtake the regulatory date of the introduction of these fuel specifications and/or the date by which we can upgrade our plants to meet this demand. Compliance with these new fuel specifications will require substantial capital investments at both Natref and Secunda Synfuels Operations. The amount of capital investment required has not yet been finalized and discussions with the South African government regarding potential investment incentives are on-going.

  •
  Regulations to oblige licensed manufacturers and/or wholesalers to keep minimum levels of market-ready petrol, diesel, illuminating paraffin, jet fuel and LPG have been under consideration by the Department of Energy since 2007. No indications on volumes, cost recovery, implementation date and compensation mechanisms are available yet.

  Regulation of pipeline gas activities in South Africa—The Gas Act

        The Gas Act provides that the NERSA has the authority to issue licences for construction and operation of gas pipelines and trading in gas. NERSA also has the authority to approve gas transmission tariffs and maximum gas prices that may be charged by gas traders, where there is inadequate competition as contemplated in the South African Competition Act. The Gas Act further gives NERSA the authority to impose fines and other punitive measures for failure to comply with the license conditions and/or the provisions of the Gas Act. Future regulation of maximum gas prices may have a material adverse effect on our business, operating results, cash flow and financial condition.

        Pursuant to the 2013 NERSA decisions approving the Sasol Gas maximum gas prices and transmission tariffs, Sasol Gas implemented a standardized pricing mechanism in its supply agreements with customers in compliance with the applicable regulatory and legal framework. NERSA approved further maximum gas prices and transmission tarriffs based on the same pricing and tariff mechanisms in November 2017.

        Seven of Sasol Gas's largest customers initiated a judicial review of the 2013 NERSA decisions relating to its maximum price and tariff methodologies and NERSA's decision on Sasol Gas's maximum price and transmission tariff applications. The review application proceedings were completed and the High Court judgement upheld the NERSA approved pricing methodology. The gas customers have appealed this outcome in the Supreme Court of Appeal ("SCA"). In May 2018 the SCA upheld the appeal. This SCA ruling overturned the 2013 NERSA maximum price decisions and ordered NERSA to revise its decisions and also ordered that the revised NERSA maximum price decisions will apply retrospectively from March 26, 2014 when the original decisions became effective. NERSA has applied to the Constitutional Court for leave to appeal the SCA decision. The outcome of this application for leave to appeal remains pending.

        While the current contractual agreements with the Sasol Gas customers remain in place in terms of the November 2017 maximum price and transmission tariff decisions of NERSA, we cannot assure you that the provisions of the Gas Act and the future implementation of a new gas price and tariff methodology pursuant to the NERSA approvals, and the outcome of the appeal application, will not have a material adverse impact on our business, operating results, cash flows and financial condition.

Changes in safety, health and environmental regulations and legislation and public opinion may adversely affect our business, operating results, cash flows and financial condition

        We are subject to a wide range of general and industry-specific environmental, health and safety and other legislation in jurisdictions in which we operate. See "Item 4.B—Business overview—Regions in which Sasol operates and their applicable legislation" of our Form 20-F, which is incorporated by reference herein.

        One of our most material challenges is the ability to anticipate and respond to the rapidly changing regulatory and policy context and associated stakeholder challenges, in particular relating to environmental legislation in South Africa. Evolving legislation relating to air quality, climate change, water and waste management introduce profound regulatory challenges to our existing plants in South Africa. The quality, emission and disposal limit requirements imposed in our air quality, waste management and water use licenses for our South African operations are consequently becoming increasingly more stringent. These laws and regulations and their enforcement are likely to become more stringent over time in all jurisdictions in which we operate, although these laws in some jurisdictions are already more established than in others. These compliance challenges are further impacted by the fact that, in some instances, legislation does not adequately provide for sufficient and/or flexible transitional arrangements for existing plants to comply with the imposed more stringent requirements. Compliance with these requirements is a significant factor in our business. We continue to effectively invest in significant capital expenditures in order to comply with these requirements, our committed environmental roadmaps and offset commitments. We continue with transparent disclosures and engagements with our key stakeholders in an effort to address these challenges. A failure to comply could have an impact on our license to operate, as well as result in administrative and criminal enforcement, and could harm our relationships with stakeholders.

        Sasol's highly energy intensive operations in South Africa exist in the midst of rapidly evolving national legislation on GHG emissions. In support of the Paris Agreement, the government has recently published for comment the Climate Change and Carbon Tax Bills and promulgated the Pollution Prevention Plan and Greenhouse Gas Mandatory Reporting Regulations. Sasol has submitted its GHG inventory data for South Africa in compliance with the regulations and successfully obtained approval for its first mandatory Pollution Prevention Plan. We envisage that compliance with carbon budgets will become mandatory in 2021. For further information on the impact of carbon taxes refer to "—Our inability to respond to climate change could negatively impact our growth strategies, reduce demand for our products and increase our operational costs" above.

        Changes to waste management legislation in South Africa, particularly around landfill prohibitions, are compelling our South African operations to find alternative solutions to waste management and disposal. The changing regulatory landscape introduces increasingly stringent waste disposal restrictions and punitive fiscal reform measures including waste levies. We are quantifying the potential costs associated with meeting these requirements. We will be dependent on regulatory authorities clarifying the interpretation and applicability of specific requirements to our waste streams, to determine whether there would be compliance challenges associated with technical and feasibility constraints. We may have to rely on mechanisms in law, such as exemption applications, to address potential waste management compliance challenges, the outcome of which cannot be guaranteed.

        Regarding the regulation of water activities, we have noticed an increase in the number of policy and regulatory documents issued by the South African Department of Water and Sanitation for public consultation, proposing new institutional arrangements for governing water resources, economic regulation including the imposition of waste discharge limits and infrastructure investment. At present it is too early to gauge the likely impact on our operations, in particular in relation to access to water and supply, once these are implemented.

        Although systems and processes are in place, monitored and improved upon, to ensure compliance with applicable laws and regulations, we cannot assure you that we will be in compliance with all laws and regulations at all times. For example, non-compliance with environmental, health or safety laws may occur from system or human errors in monitoring our emissions of hazardous or toxic substances into the environment, such as our use of incorrect methodologies or defective or inappropriate measuring equipment, errors in manually capturing results, or other mistaken or unauthorized acts of our employees.

        Public opinion and awareness is growing and challenges are increasingly being raised to community and consumer health and safety associated with the manufacturing and use of chemicals and industries reliant on fossil fuels. Our manufacturing processes may utilize and result in the emission of or exposure to substances with potential health risks. We also manufacture products which may pose health risks. Although we remain committed to apply a duty of care principle and implement measures to eliminate or mitigate associated potential risks, including through our commitment to the Responsible Care® program, we may be subject to liabilities as a result of the use or exposure to these materials or emissions. See Item 4.B "Business overview—Regulation" of our Form 20-F, which is incorporated by reference herein, for more detail.

        Consequently, markets may apply pressure on us concerning certain of our products, feedstock, manufacturing processes, transportation and distribution arrangements. As a result of these additional pressures, the associated costs of compliance and other factors, we may be required to withdraw certain products from the market, which could have a material adverse effect on our business, operating results, cash flows, financial condition and reputation. In addition, as currently framed, the draft South African Chemicals Management Bill may impose significant requirements for the management of chemicals in our South African value chain. The scope of the impact on Sasol's business cannot be predicted at this time.

We may not be successful in attracting and retaining sufficiently skilled employees

        We are highly dependent on effectively operating and continuously improving existing as well as future assets and technologies.

        In order to achieve this, we need to maintain a focus on recruiting and retaining qualified scientists, engineers, project execution managers, artisans and operators. In addition, we are dependent on highly skilled employees in business and functional roles to establish new business ventures as well as to maintain existing operations.

        The quality and availability of skills in certain labor markets is impacted by the challenges within the education and training systems in certain countries in which we operate.

        Localization, diversity and other similar legislation in countries in which we operate are also key considerations in the attraction and retention of sufficiently skilled employees. In an increasingly competitive market for limited skills, failure to attract and retain people with the right capabilities and experience could negatively affect our ability to operate existing facilities, to introduce and maintain the appropriate technological improvements to our business, as well as our ability to successfully construct and commission new plants or establish new business.

        The increasing use of digital technologies across our industry is placing increasing demand on data and digital technology skills. The availability and supply of these new skill sets are limited due to demand outweighing supply.

Intellectual property risks may adversely affect our freedom to operate our processes and sell our products and may dilute our competitive advantage

        In many instances we employ proprietary technology and processes and certain of our products, including some of our commodity chemical and energy products, have unique characteristics and chemical structures. These unique characteristics can also render some of these products suitable for applications outside of the typical commodity type applications for which they would normally be employed, for instance we or our customers may utilize certain products as feedstock to manufacture specialty chemicals or products with specialized applications.

        We believe that our proprietary technology, know-how, confidential information and trade secrets provide us with a competitive advantage. Arms-length licensing of technology, operating and licensing technology in countries in which intellectual property laws are not well established and enforced, and the possible loss of experienced personnel to competitors increases the risk of possible transfer of know-how and trade secrets, including attendant patenting by our competitors, which may negatively impact this advantage.

        Changes in our technology commercialization and business strategies may result in misalignment between the countries in which we have intellectual property protection and the countries in which we operate, license technology and sell products. The disclosure of our confidential information and/or the expiry of a patent may result in increased competition in the market in relation to our products and proprietary processes, although the continuous supplementation of our patent portfolio reduces such risk to an extent.

        In addition, aggressive patenting by our competitors, particularly in places like the US, China, Japan and Europe may result in an increased patent infringement risk and may constrain our ability to operate, license and sell products in our preferred markets. Similarly there may be an increased risk of exposure to claims under the limited indemnities and warranties for patent infringement that we may provide to licensees and customers.

        The above risks may adversely affect our business, operating results, cash flows and financial condition.

Increasing competition in relation to products originating from countries with low production costs may adversely affect our business, operating results, cash flows and financial condition

        Certain of our chemical production facilities are located in developed countries, including the US and in Europe. Economic and political conditions in these countries result in relatively high labor costs and, in some regions, relatively inflexible labor markets. Increasing competition from regions with lower production costs and more flexible labor markets, for example the Middle East, India and China, exerts pressure on the competitiveness of our chemical products and, therefore, on our profit margins. This could result in the withdrawal of particular products or the closure of specific facilities, which may have a material adverse effect on our business, operating results, cash flows and financial condition.

We may face potential costs in connection with industry-related accidents or deliberate acts of terror causing property damage, personal injuries or environmental contamination

        We operate coal mines, explore for and produce oil and gas and operate a number of plants and facilities for the manufacture, storage, processing and transportation of oil, chemicals and gas, related raw materials, products and wastes. These facilities and their respective operations are subject to various risks, such as fires, explosions, releases and loss of containment of hazardous substances, soil and water contamination, flooding and land subsidence, among others. As a result, we are subject to the risk of, and in the past have experienced, industry-related incidents. Such incidents can be subjected to inspections by relevant authorities, with the associated potential consequences of enforcement action, including directions to temporarily cease and desist operations and the imposition of fines and penalties. This may have a material adverse effect on our business.

        Our facilities are also subject to the risk of deliberate acts of terror.

        Our main Secunda Synfuels production facilities are concentrated in a relatively small area in Secunda, South Africa. The size of the facility is approximately 82.5 square kilometerrs (km2) with operating plants accounting for 8.35 km2. This facility utilizes feedstock from our mining and gas businesses, while the chemical and energy businesses rely on the facility for the raw materials it produces. Accidents and acts of terror may result in damage to our facilities and may require shutdown of the affected facilities, thereby disrupting production and increasing production costs and may in turn disrupt the mining, gas, chemicals and oil businesses which make up a significant portion of our total income. Furthermore, accidents or acts of terror at our operations may have caused, or may in future cause, environmental contamination, personal injuries, health impairment or fatalities and may result in exposure to extensive environmental remediation costs, civil litigation, the imposition of fines and penalties and the need to obtain or implement costly pollution-control technology.

        Our products are ultimately sold to customers around the world and this exposes us to risks related to the transportation of such products by road, rail, pipelines or marine vessels. Such activities take place in the public domain exposing us to incident risks over which we have limited control.

        It is Sasol's policy to procure appropriate property damage and business interruption insurance cover for its production facilities above acceptable deductible levels at acceptable commercial premiums. However, full cover for all loss scenarios may not be available at acceptable commercial rates, and we cannot give any assurance that the insurance procured for any particular year would cover all potential risks sufficiently or that the insurers will have the financial ability to pay all claims that may arise.

        The costs we may incur as a result of the above or related factors could have a material adverse effect on our business, operating results, cash flows and financial condition.

We may face the risk of information security breaches or attempts to disrupt critical information technology services, which may adversely impact our operations

        The increasing use of information technology ("IT") and digital infrastructure systems in operations is making all industries, including the energy and chemicals industries, much more susceptible to cyber threats and information security breaches. IT and digital systems with related services include our financial, commercial, transacting and production systems. Sasol has an information security program in place to mitigate the risks that come with cyber threats and information security breaches but recognizes that if there is a breach of information security we can experience disruptions of critical services, or in the worst case scenario, could have a material adverse effect on our business, operating results, cash flows and financial condition and our disclosure control processes.

        In addition, applicable privacy laws require us to store, manage and safeguard personal data. We have adopted a global privacy policy to set a group-wide standard regarding the protection and appropriate use of personal data. This includes establishing the supporting governance structure including a group data privacy officer, a privacy culture within Sasol and conducting training and awareness sessions for employees. Although it is our policy to comply with all applicable laws, and notwithstanding training, awareness and compliance programs, we could inadvertently contravene applicable national or EU privacy laws and be subject to the imposition of fines and/or civil claims and damages. This could have a material adverse impact on our reputation and consequential financial impact.

We may not be able to exploit technological advances quickly and successfully or competitors may develop superior technologies

        Most of our operations, including the gasification of coal and the manufacture of synfuels and petrochemical products, are highly dependent on the use of advanced technologies. The development, commercialization and integration of the appropriate advanced technologies can affect, among other things, the competitiveness of our products, the continuity of our operations, our feedstock requirements and the capacity and efficiency of our production.

        It is possible that new technologies or novel processes may emerge and that existing technologies may be further developed in the fields in which we operate. Unexpected advances in employed technologies or the development of novel processes can affect our operations and product ranges in that they could render the technologies we utilize or the products we produce obsolete or less competitive in the future. Difficulties in accessing new technologies may impede us from implementing them and competitive pressures may force us to implement these new technologies at a substantial cost.

        In addition to the technological challenges, a number of our expansion projects are integrated across our value chain. Delays with the development of an integrated project might, accordingly, have an impact on more than one business segment.

        Our ability to compete will depend on our timely and cost effective implementation of new technological advances. It will also depend on our success in commercializing these advances irrespective of competition we face. Any failure to do so could result in a material adverse effect on our business, operating results, cash flows and financial condition.

        In the US, we recognized a loss on scrapping in 2018 of R1.1 billion (US$83 million), relating to our GTL project in Louisiana, mainly driven by a strategic decision to no longer invest in new equity owned GTL ventures.

Risks relating to an investment in our notes

There may not be a liquid market for the notes

        The notes are a new issue of securities for which there is currently no trading market. We cannot assure you that a trading market for the notes will develop or be maintained in the United States or elsewhere. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall, and even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. There can be no assurance as to the liquidity of any market that may develop for the notes, the ability of holders to sell their notes, or the prices at which holders might be able to sell their notes.

Our financial performance and other factors could adversely impact our ability to make payments on the notes

        Our ability to make scheduled payments with respect to our indebtedness, including the notes and the guarantees of the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Ratings for the notes may not reflect all risks of an investment in the notes

        The notes will be rated by at least two nationally recognized statistical rating organizations. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings are limited in scope and do not comment as to market price or suitability for a particular investor. The ratings for the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. In addition, ratings at any time may be lowered or withdrawn in their entirety, including as a result of developments that are beyond our control. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our borrowing costs.

The Issuer is a finance vehicle and its ability to satisfy its obligations in respect of the notes is dependent on Sasol and its group of subsidiaries.

        Sasol Financing USA LLC is a newly formed finance vehicle, the primary business of which is the raising of money for the purpose of on-lending to Sasol Limited and other members of the group. Accordingly, substantially all of the assets of the Issuer are loans and advances made to other members of the group. The ability of the Issuer to satisfy its obligations in respect of the notes will depend on payments made to it by Sasol and other members of the group in respect of loans and advances made by the Issuer. Immediately following the issuance of the notes, the Issuer's only asset will be a receivable from Sasol Limited from its on-lending of the net proceeds of the notes to Sasol Limited.

The notes and the guarantees will be unsecured and effectively subordinated to the rights of the Issuer's and Guarantor's respective secured debt.

        The notes and the guarantees will be the general unsecured obligations of the Issuer and Sasol, respectively, and will rank pari passu in right of payment with all of the existing and future senior indebtedness of the Issuer and Sasol, respectively. The notes and guarantees will rank effectively junior in right of payment to any secured indebtedness of the Issuer and Sasol, respectively, to the extent of the collateral therefor. As of June 30, 2018, Sasol had R62,601 million ($4,871.7 million) of secured indebtedness outstanding. If Sasol or the Issuer is declared bankrupt, becomes insolvent or is liquidated or reorganized, or the payment of any part of its indebtedness is accelerated, its secured indebtedness will be entitled to be paid in full from its assets securing that indebtedness before any payment may be made with respect to the notes or the guarantees, as applicable. Holders of the notes will participate ratably in the remaining assets with all holders of our unsecured indebtedness and any remaining secured indebtedness, as applicable, that does not rank junior to the notes or the guarantees, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor, subject to any provision under applicable law. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes or the guarantees. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

        The terms of the indenture limit our ability to secure additional debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See "Description of Debt Securities—Limitations on Liens" in the attached prospectus.

The notes do not restrict our ability to incur additional debt, including debt of our subsidiaries, or prohibit us from taking other action that could negatively impact holders of the notes. Your right to receive payments on the notes is structurally subordinated to other liabilities of our subsidiaries, other than the Issuer, and the Group has a material amount of subsidiary indebtedness.

        We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness including indebtedness of our subsidiaries. None of our subsidiaries will guarantee the notes. As such, the notes will be structurally subordinated to any existing or future indebtedness of our subsidiaries other than the Issuer to the extent of the assets of such subsidiaries. As of June 30, 2018, Sasol Limited's subsidiaries (other than the Issuer) had R110,231 million ($8,028 million) of indebtedness outstanding, of which R71,896 million ($5,236 million) is secured.

The terms of the indenture that governs the notes may restrict our ability to respond to changes or to take certain actions.

        The indenture that governs the notes contains restrictive covenants that may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to:

  •
  incur secured indebtedness;

  •
  enter into certain sale and lease-back transactions; or

  •
  enter into certain consolidations, mergers, or sales of all or substantially all of our assets.

        A breach of the covenants under our indenture or other debt or credit arrangements could result in an event of default under the applicable indebtedness. Any such default may allow our creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, an event of default under Sasol's credit facilities would permit its lenders thereunder to terminate all commitments to extend further credit under the applicable facilities. In the event our lenders or holders of our debt accelerate the repayment of our borrowings, we may not have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

  •
  limited in how we conduct our business;

  •
  unable to raise additional debt or equity financing to operate during general economic or business downturns; or

  •
  unable to compete effectively or to take advantage of new business opportunities.

        These restrictions may affect our ability to grow in accordance with our plans.

        In addition, the terms of the indenture and the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due.

The Issuer may be unable to purchase the notes upon a change of control repurchase event

        If we experience a change of control and the notes experience a specified credit rating decline, we will be required to offer to purchase the notes for cash at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase in order to avoid an event of default under the indenture governing the notes. See "Description of Notes—Change of Control Repurchase Event". A change of control may also require us to repay other outstanding debt. In the event of a change of control and a specified credit rating decline relating to the notes, we may not have sufficient funds to purchase all of the affected notes and to repay other debt that may become due.

The notes will initially be held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies

        Unless and until definitive registered notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of the notes. Instead, the registered holder, or their respective nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to Citibank, N.A. (as trustee for the notes), which will in turn distribute payments to DTC. Thereafter, payments will be made by DTC to participants in these systems and then by such participants to indirect participants. After payment to DTC or its nominee neither we, the trustee nor the paying agent will have any responsibility or liability of any aspect of the records related to, or payments of, interest, principal or other amounts to owners of book-entry interests.

        Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations or consents or requests for waivers or other actions from holders of the notes that we may choose to make in the future. Rather, owners of book-entry interests will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any such solicitations or requests for actions on a timely basis.

You may be unable to recover in civil proceedings for US securities laws violations

        Sasol Limited is incorporated under the laws of the Republic of South Africa. Many of our assets are located outside the United States. In addition, most of the members of the Board of Directors and officers of Sasol Limited are residents of countries other than the United States. As a result, it may be impossible for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in US courts predicated upon civil liability provisions of the US securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in the Republic of South Africa. See "Enforceability of Certain Civil Liabilities".

Your rights under the notes and the guarantees may be limited by laws in various jurisdictions, including fraudulent conveyance and insolvency laws.

        If we are unable to pay our indebtedness, including our obligations under the guarantee, we may become subject to bankruptcy, insolvency, liquidation, winding up or similar proceedings in South Africa. The bankruptcy or insolvency laws of South Africa currently in effect may be significantly different from, and may be less favorable to creditors than, those of certain other jurisdictions. Noteholders may have limited voting rights at creditors' meetings in the context of a court reorganization proceeding. In addition, creditors of the guarantor may hold security that grants rights to attach the assets of the guarantor, which attachment may result in priorities benefiting those creditors when compared to the rights of holders of the notes.

USE OF PROCEEDS

        The net proceeds of the offering of the notes, after deduction of the underwriting discounts and payment of other expenses of the offering, are expected to amount to $       million. We intend to use the net proceeds from the offering of the notes to partially repay the $4.0 billion LCCP project asset finance facility maturing on December 25, 2021 (the "LCCP Facility").

        Certain affiliates of the underwriters are lenders or agents under the LCCP Facility. Proceeds of this offering are intended to be used as described above, and in such event such affiliates will receive a portion of such proceeds.

CAPITALIZATION

        The following table sets forth our consolidated capitalization at June 30, 2018, on an actual basis and as adjusted to give effect to the issuance of the notes and the use of proceeds therefrom as described under "Use of Proceeds". You should read this table together with our IFRS financial statements and related discussion and analysis included in our Form 20-F.

	As of June 30, 2018
	Actual		As adjusted
	(Rand in millions)
Notes offered hereby	—
Other debt	111,489	(1)

Total debt	111,489	(2)
Total equity (excluding non-controlling interests)	222,985		222,985

Total capitalization	334,474

(1)
Comprises R62,601 million of secured debt, R7,493 million of preference shares, R7,624 million of finance leases, R32,513 million of unsecured debt, R89 million of bank overdraft, R14,709 million of short-term debt, less R777 million of unamortized loan costs and R12,763 million of short-term portion of long-term debt.

(2)
As at June 30, 2018, long-term debt, short-term debt and bank overdraft accounted for R96,691 million, R14,709 million and R89 million, respectively, of total debt.

        On September 7, 2018, the company repurchased 16.1 million of its preferred ordinary shares from Sasol Inzalo Public Funding Limited (RF) for an aggregate amount of R8,720 million so that company could settle a portion of its outstanding preference share funding and support a cash distribution to Sasol Inzalo Public shareholders as part of the unwinding of the Sasol Inzalo transaction.

        Except as disclosed above, there has been no material change since the dates indicated above in our consolidated capitalization or indebtedness.

EXCHANGE RATE INFORMATION

        The following table sets forth, for the periods and dates indicated, certain information concerning US dollar/South African rand exchange rates expressed in rands per $1.00. On September 5, 2018, the closing interbank rate between rands and US dollars as reported by Thomson Reuters was R15.44 = $1.00.

Year Ended June 30,	High(1)	Low(1)	Average(2)
2014	11.32	9.59	10.39
2015	12.58	10.51	11.45
2016	16.88	12.25	14.52
2017	14.75	12.44	13.61
2018	14.48	11.55	12.85
2019 (through September 5, 2018)(3)	15.44	13.11	14.24

(1)
Based on the closing rate of Thomson Reuters for the applicable period.

(2)
The average exchange rates for each full year are calculated using the average exchange rate on the last day of each month during the period.

(3)
The average exchange rate for the period July 1, 2018 to September 5, 2018 is calculated using the average exchange rate on the last day of each month and as at September 5, 2018 during the period.

        The following table sets forth, for the months indicated, average, high and low data as reported by Thomson Reuters.

Exchange Rate Information for the Months of	High(1)	Low(1)	Average(2)
March 2018	12.02	11.62	11.83
April 2018	12.47	11.82	12.10
May 2018	12.76	12.25	12.53
June 2018	13.86	12.57	13.33
July 2018	13.83	13.11	13.38
August 2018	14.73	13.23	14.12
September 2018 (through September 5, 2018)	15.44	14.86	15.21

(1)
Based on the closing rate of Thomson Reuters for the applicable period.

(2)
The average exchange rate for each month is calculated using the average of the daily exchange rates during the period.

DESCRIPTION OF NOTES

        This section describes the specific financial and legal terms of the notes and the indenture and supplements the more general description under "Description of Debt Securities" of the attached prospectus. To the extent that the following description is inconsistent with the terms described under "Description of Debt Securities" in the attached prospectus, the following description replaces that in the attached prospectus.

        The following description is a summary of material provisions of the notes and the indenture and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions therein of certain terms.

General

        The notes will be issued under the indenture among Sasol Financing USA LLC (the "Issuer"), Sasol Limited ("Sasol") as guarantor and Citibank, N.A. as trustee. Book-entry interests in the notes will be issued in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The indenture is, and the notes and the guarantee will be, governed by the laws of the State of New York.

        The 2024 notes will initially be issued in an aggregate principal amount of $      and will mature on        , 2024. The 2024 notes will bear interest at a rate of     % per annum, payable semi-annually in arrears on                and                of each year, commencing        , 2019. The regular record dates for the notes will be every                 and                of each year.

        The 2028 notes will initially be issued in an aggregate principal amount of $        and will mature on        , 2028. The 2028 notes will bear interest at a rate of     % per annum, payable semi-annually in arrears on        and          of each year, commencing        , 2019. The regular record dates for the notes will be every                 and                of each year.

        If any scheduled interest payment date is not a business day, the Issuer will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, the Issuer may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

        A "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City or in the City of London.

        The notes will be unsecured and unsubordinated indebtedness of the Issuer and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to any of the Issuer's existing and future secured debt, to the extent of the value of the assets securing such debt.

        The trustee's corporate trust office in New York City is designated as the principal paying agent. The Issuer may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

Further Issuances

        The Issuer may, without the consent of the holders of the notes, issue additional notes of a series having the same ranking and same interest rate, maturity date, redemption terms and other terms of such series as described in this prospectus supplement except for the price to the public and issue date, provided, however, that such additional notes that have the same CUSIP, ISIN, Common Code or other identifying numbers as the notes offered hereunder must be fungible with such notes for US federal income tax purposes. Any such additional notes, together with the notes of such series offered by this prospectus supplement, will constitute a single series of securities under the indenture and are included in the definition of "notes" in this section where the context requires. There is no limitation on the amount of notes or other debt securities that the Issuer may issue under the indenture.

Optional Redemption

        Prior to        , 2024 (the "2024 Notes Par Call Date") for the 2024 notes and prior to        , 2028 (the "2028 Notes Par Call Date") for the 2028 notes, the relevant series of notes will be redeemable as a whole or in part, at the option of the Issuer or Sasol at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes, assuming for such purpose that the 2024 Notes were called on the 2024 Notes Par Call Date and the 2028 Notes were called on the 2028 Notes Par Call Date (exclusive of interest accrued and unpaid to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Make-whole Spread, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption. Further installments of interest on the notes to be redeemed that are due and payable on the interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the registered holders as of the close of business on the relevant regular record date according to the notes and the indenture.

        On or after the 2024 Notes Par Call Date for the 2024 notes and on or after the 2028 Notes Par Call Date for the 2028 notes, the relevant series of notes will be redeemable in whole (but not in part), at the option of the Issuer or Sasol at any time, at a redemption price equal to 100% of the principal amount of such series of notes plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the US Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes, assuming for such purpose that the 2024 Notes mature on the 2024 Notes Par Call Date and the 2028 Notes mature on the 2028 Notes Par Call Date.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Issuer.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Issuer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer" means each of Citigroup Global Markets Inc., J.P. Morgan Securities plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective affiliates that are primary US government securities dealers and two other primary US government securities dealers in

New York City selected by the Issuer, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary US government securities dealer in New York City, the Issuer shall substitute therefor another such primary US government securities dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

        "Make-whole Spread" means 50 basis points.

        The Issuer will give notice to each holder of notes to be redeemed of any redemption that the Issuer or Sasol propose to make at least 10 days, but not more than 60 days, before the redemption date or request that the trustee send such notice of redemption to each holder of notes to be redeemed in the name of the Issuer and at its expense. If fewer than all of the notes are to be redeemed, the notes to be redeemed shall be selected in accordance with DTC procedures.

        Unless the Issuer or Sasol defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

        The Trustee shall have no responsibility to verify any calculation of the redemption price.

Optional Tax Redemption

        The Issuer or Sasol may redeem each series of notes at its option in whole but not in part at any time, if:

  •
  the Issuer or Sasol would be required to pay additional amounts on such notes, as a result of any change in the tax laws or treaties (including the official application or interpretation thereof) of a Taxing Jurisdiction (as defined under "Description of Debt Securities—Payment of Additional Amounts with Respect to the Debt Securities" in the attached prospectus) or, in the case of a treaty, to which a Taxing Jurisdiction is a party that, in the case of either of the Issuer or Sasol, becomes effective on or after the date of issuance of that series (or, in the case of a successor, that becomes effective after the date such successor becomes such, or, in the case of assumption by Sasol, the date of such assumption), as explained under "Description of Debt Securities—Payment of Additional Amounts with Respect to the Debt Securities" in the attached prospectus, or

  •
  there is a change in the official application or interpretation of a treaty to which a Taxing Jurisdiction is a party, this change is proposed and becomes effective on or after a date on which one of the Issuer's affiliates borrows money from the Issuer, and because of the change this affiliate would be required to deduct or withhold tax on payments to the Issuer to enable the Issuer to make any payment of principal, premium, if any, or interest.

        In both of these cases, however, neither the Issuer nor Sasol will be permitted to redeem a series of notes if it can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to it. For the avoidance of doubt, reasonable measures shall not include changing the Issuer's or Sasol's jurisdiction of incorporation.

        The redemption price will be equal to the principal amount plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control Repurchase Event

        If a change of control repurchase event occurs in respect of the notes of a series, unless either the Issuer or Sasol has exercised its right to redeem in whole the then-outstanding notes as described under "Optional Redemption" or "Optional Tax Redemption" above or "Description of Debt Securities—Optional Tax Redemption" in the attached prospectus, the Issuer will be required to make an offer to each holder of the notes of a series to repurchase all or any part (in minimal denominations of $200,000 and integral multiples of $1,000 in excess thereof) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the Issuer's option, prior to any change of control, but after the public announcement of the proposed change of control, the Issuer will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Holders of the notes electing to have their notes purchased pursuant to a change of control repurchase event offer will be required to surrender their notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the repurchase payment date. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any applicable securities or corporate laws or regulations conflict with the change of control repurchase event provisions of the notes, the Issuer will comply with the applicable securities or corporate laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

        On the repurchase date following a change of control repurchase event, the Issuer will, to the extent lawful:

          (1)   accept for payment all notes or portions of the notes properly tendered pursuant to the Issuer's offer;

          (2)   deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by the Issuer.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes (or make payment through the depositary), and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, however, that each new note will be in a minimum principal amount of $200,000 and integral multiples of $1,000 in excess thereof.

        The Issuer will not be required to make an offer to repurchase the notes issued by it upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all notes properly tendered and not withdrawn under its offer.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "change of control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, scheme of arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Sasol and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Sasol or one of its subsidiaries;

          (2)   the consummation of any transaction (including, without limitation, any merger, scheme of arrangement, amalgamation or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a subsidiary of Sasol) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Sasol's voting stock or other voting stock into which Sasol's voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares;

          (3)   Sasol consolidates with, or merges with or into, or enters into a scheme of arrangement with or amalgamates with, any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, or enters into a plan or arrangement with, Sasol, in any such event pursuant to a transaction in which any of the outstanding voting stock of Sasol or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of Sasol outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

          (4)   the adoption of a plan relating to the liquidation or dissolution of Sasol.

        Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) Sasol becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Sasol's voting stock immediately prior to that transaction or (B) immediately following that transaction, no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

        The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of Sasol's and its subsidiaries' assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such holder's notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of Sasol's and its subsidiaries' assets taken as a whole to another person or group may be uncertain. Holders may not be entitled to require the Issuer to purchase their notes in certain circumstances involving a significant change in the composition of the board of directors of Sasol, including in connection with a proxy contest, where the board of directors of Sasol initially publicly opposes the election of a dissident slate of directors, but subsequently approves such directors for the purposes of the indenture governing the notes. This may result in a change in the composition of the board of directors of Sasol that, but for such subsequent approval, would have otherwise constituted a change of control under the terms of the indenture governing the notes.

        "change of control repurchase event" means the occurrence of both a change of control and a rating event.

        "investment grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Sasol as a replacement rating agency or replacement ratings agencies.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "rating agency" means each of Moody's and S&P; provided, however, that if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of Sasol's control, Sasol may select (as certified by a resolution of Sasol's board of directors) a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act, as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "rating category" means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories) and (ii) with respect to Moody's, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and – for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

        "rating date" means the date that is 60 days prior to the earlier of (1) the occurrence of a change of control; or (2) the public notice of the intention by Sasol to effect a change of control.

        "rating event" means the occurrence of the events in (A) or (B) of this definition on any date during the 60-day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control; or (2) the public notice of the intention by Sasol to effect a change of control if (A) the notes are rated on the ratings date by each rating agency as investment grade, the rating of the notes shall be reduced so that the notes are rated below investment grade by at least one rating agency, or (B) the notes are rated on the ratings date below investment grade by at least one rating agency, the rating of the notes by at least one rating agency shall be reduced by one or more gradations (including gradations within rating categories, as well as between rating categories). Notwithstanding the foregoing, a rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a rating event for purposes of the definition of change of control repurchase event hereunder) if (i) the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee or Sasol in writing at its request that the reduction was the result, in whole or in part, of the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the rating event) or (ii) the rating of the notes by the rating agency making the reduction in rating to which this definition would otherwise apply is within the relevant 60-day period subsequently upgraded to an investment grade rating.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "voting stock" of any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Sasol and, thus, the removal of incumbent management. Subject to the limitations discussed below, Sasol could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Sasol's capital structure or credit ratings on the notes. Restrictions on Sasol's ability to incur liens are contained in the covenants as described under "Description of Debt Securities—Limitation on Liens" in the prospectus and "—Covenants" below.

        The Issuer may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. See "Risk Factors—Risks relating to an investment in our notes—The Issuer may be unable to purchase the notes upon a change of control repurchase event".

Payment of Additional Amounts

        The Issuer or Sasol, as applicable (or any successor entity thereof), will pay all amounts of principal of, and any premium and interest on, any notes, and all payments pursuant to the guarantee shall be made, without deduction or withholding for any taxes, assessments or other charges imposed by any Taxing Jurisdiction as defined in the Indenture. If deduction or withholding of any of these charges is required by a Taxing Jurisdiction, the Issuer (or Sasol) will pay any additional amounts necessary to make the net payment paid to the affected holders equal the amount the holders would have received in the absence of the withholding or deductions, as described, and subject to the exceptions set forth, in "Description of Debt Securities—Payment of Additional Amounts with Respect to the Debt Securities" of the attached prospectus.

        References in this prospectus supplement to principal or interest will be deemed to include additional amounts payable with respect thereto.

Covenants

        Certain restrictive covenants apply to the notes as set forth in the indenture and described in "Description of Debt Securities—Limitation on Liens" and "—Limitation on Sale and Lease Back Transactions" of the attached prospectus.

        The general lien restriction does not apply to debt secured by a lien if the debt, together with all other debt secured by liens on Principal Property of Sasol or any Restricted Subsidiary or on any shares of stock of or debt owed to any Restricted Subsidiary (not including permitted liens described in "Description of Debt Securities—Limitation on Liens" of the attached prospectus) and the attributable debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with sale and lease back transactions entered into after this first issuance of debt securities under the indenture (but not including sale and lease back transactions pursuant to which debt has been retired), does not exceed 15% of the consolidated net tangible assets of Sasol and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS.

        In addition, the limitation on sale and leaseback transactions does not apply if attributable debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with the sale and lease back transaction, together with the attributable debt of all other sale and lease back transactions entered into after this first issuance of debt securities under the indenture and the aggregate principal amount of Sasol's debt secured by liens on Principal Property of Sasol or any Restricted Subsidiary (but not including permitted liens described under "Description of Debt Securities—Limitation on Liens" of the attached prospectus, and sale and lease back transactions pursuant to which debt has been retired) would not exceed 15% of the consolidated net tangible assets of Sasol and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS.

        The term "Restricted Subsidiary" is defined in the indenture to mean (a) Sasol South Africa (Pty) Ltd (if and for so long as Sasol owns, directly or indirectly, more than 50% of the voting stock of Sasol South Africa (Pty) Ltd) and (b) any wholly owned subsidiary of Sasol which owns a Principal Property, unless the subsidiary is primarily engaged in the business of a finance company.

        The term "Principal Property" is defined in the indenture to mean (a) oil or gas producing property (including leases, rights or other authorizations to conduct operations over any producing property), (b) any refining or manufacturing plant, (c) any mine, mineral deposit or processing plant, or (d) any building, pipeline, structure, dam or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, in each case the net book value of which exceeds 7.5% of the consolidated net tangible assets of Sasol and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS, unless the board of directors of Sasol believes that the property is not of material importance to its overall business or that the portion of a property in question is not of material importance to the rest of it.

Merger or Consolidation

        Under the terms of the indenture, each of the Issuer and Sasol is generally permitted to consolidate or merge with another entity. In addition, each of the Issuer and Sasol is also permitted to sell all or substantially all of its assets to another entity. However, neither the Issuer nor Sasol may take any of these actions unless all the following conditions are met:

  •
  where the Issuer (or Sasol, as the case may be) merges out of existence or sells its assets, the resulting or acquiring entity must agree to be legally responsible for the notes (or the guarantee, as the case may be);

  •
  immediately after giving effect to the merger or sale of assets, no default on the debt securities shall have occurred and be continuing; and

  •
  the Issuer (or Sasol or the acquiring entity, as the case may be) must deliver certain certificates and documents to the trustee.

Sinking Fund

        The notes of each series will not be entitled to the benefit of a sinking fund.

Defeasance

        The notes of each series will be subject to defeasance and covenant defeasance as set forth in the indenture and described in "Description of Debt Securities—Defeasance" of the attached prospectus.

Listing

        The Issuer will apply for the listing of the notes of each series on the New York Stock Exchange in accordance with its rules. There can be no guarantee that the application to list the notes on the New York Stock Exchange will be approved as of the date the notes are issued or at any time thereafter, and settlement of the notes is not conditioned on obtaining this listing.

Guarantee

        Sasol will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the notes and all other obligations of the Issuer under the indenture, including any additional amounts, when and as any such payments become due, whether at maturity, upon redemption or declaration of acceleration, or otherwise. Sasol has obtained the approval of the South African Reserve Bank to provide the guarantees. The guarantees of the notes will be unsecured and unsubordinated indebtedness of Sasol and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantees will be effectively subordinated to any of Sasol's existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of Sasol's subsidiaries. Under the terms of the full and unconditional guarantees, holders of notes will not be required to exercise their remedies against the Issuer before they proceed directly against Sasol.

Events of Default

        "Events of default" with respect to the notes of each series are defined to include certain failures to make payment on the notes, failures to comply with certain covenants applicable to the notes after giving of notice and lapse of grace periods, commencement by the Issuer or Sasol of certain bankruptcy or reorganization proceedings or becoming subject to such proceedings, and certain other events. These events of default are described in detail under the heading "Description of Debt Securities—Events of Default" in the accompanying prospectus. In addition, failure to pay when due, after the expiration of any applicable grace period, any portion of the principal of, or involuntary acceleration of the maturity (which acceleration is not rescinded or annulled within 10 days) of, debt of Sasol or the Issuer having an aggregate principal amount in excess of the greater of (i) $100,000,000 and (ii) 5% of the consolidated net tangible assets of Sasol and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS, shall also constitute an event of default with respect to the notes.

Trustee

        Citibank, N.A. is trustee, paying agent and registrar under the indenture. Citibank, N.A.'s address is 388 Greenwich Street, New York NY 10013.

Book-Entry System

  Global Notes

        The Issuer will issue the notes of each series in the form of one or more global notes in fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. For more information on the global notes, see "Description of Debt Securities—Global Securities" and "—Holders of Registered Debt Securities" in the attached prospectus.

  DTC, Clearstream and Euroclear

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC, in the United States, Clearstream Banking, société anonyme, Luxembourg, which we refer to as "Clearstream", or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear", in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their US depositaries, which in turn will hold such interests in customers' securities accounts in the US depositaries' names on the books of DTC.

        We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

  •
  DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.

  •
  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the U.S Securities and Exchange Commission.

        We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interlaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, which we refer to as the "Euroclear Operator", under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the "Cooperative". All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear

Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the trustee or any agent takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the account of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities, in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

        Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the US depositary for Clearstream.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants, in accordance with the Terms and Conditions, to the extent received by the US depositary for Euroclear.

  Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly though Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the US depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the US depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their US depositaries.

        Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

        None of Sasol, the Issuer, the trustee or any agent will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. Sasol, the Issuer, the trustee and agents may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

TAXATION

South African Taxation

  General

        The following is a high level description of certain South African tax considerations relating to the notes. This information is not a substitute for independent advice pertaining to the particular circumstances of a holder of notes. It is intended as a general guide only, and is based on current South African tax legislation in force as at the date of this document. Unless indicated otherwise, it relates only to the position of a holder of notes who is the absolute beneficial owner of the notes and who owns the notes as a capital investment. It is not intended to describe all of the tax consequences that may be applicable to certain classes of holders of notes such as brokers or dealers. If a holder of the notes is in any doubt as to its tax position, such holder of the notes should consult its own tax advisor.

        Under current South African income tax law a "resident" (as defined in section 1 of the South African Income Tax Act, 1962 (the "Income Tax Act")) is subject to income tax on his/her/its worldwide income.

        Non-residents of South Africa are subject to income tax on all income derived from a South African source (subject to relief which may be available in terms of domestic exemptions and/or applicable double taxation agreements).

  Income tax on interest on the notes

        Holders of notes who are resident for tax purposes in South Africa will generally be liable for South African income tax on the amount of any interest received in respect of notes, subject to any available deductions, allowances and exemptions.

        Holders of notes who are not South African tax residents will only be liable for South African income tax on the amount of any interest received or accrued on the notes to the extent that such income is derived from a South African source, also subject to any available deductions, allowances and exemptions. In terms of the statutory source rules, interest income is from a South African source where, inter alia, that interest is received or accrues in respect of the utilization or application in South Africa by any person of funds or credit obtained in terms of any form of interest-bearing arrangement.

        Under Section 24J of the Income Tax Act, broadly speaking, any discount or premium to the nominal amount of a note is treated as part of the interest income on the note. Interest income which is received by or accrues to a holder of notes is deemed, in accordance with section 24J of the Income Tax Act, to accrue on a day-to-day basis until that holder disposes of the note or until maturity. The day-to-day basis accrual is determined by calculating the yield to maturity and applying it to the capital involved for the relevant tax period, or an acceptable alternative methodology as provided for in section 24J.

        Where the interest received in respect of the notes is not from a South African source, no South African income tax implications will arise for non-resident note holders.

        To the extent that the interest is from a South African source, the interest will be exempt from South African income tax in the hands of non-resident note holders provided that the requirements in section 10(1)(h) of the Income Tax Act are complied with. Section 10(1)(h) of the Income Tax Act provides that interest received by or accruing to a non-resident is exempt from income tax, unless that person:

  a)
  is a natural person who was physically present in South Africa for a period exceeding 183 days in aggregate during the 12 month period preceding the date on which the interest is received or accrues by or to that person; or

  b)
  the debt from which that interest arises is effectively connected to a permanent establishment of that personin South Africa.

        In addition, relief from a potential South African income tax liability may be available under an applicable double taxation agreement, including the US—South Africa double taxation agreement, provided the conditions set forth in any such double taxation agreement are met.

        In terms of Section 24JB of the Income Tax Act, specific provisions deal with the taxation of "financial assets" and "financial liabilities" of "covered persons", as defined in Section 24JB of the Income Tax Act. The definition of a "covered person" under section 24JB is not necessarily limited to residents. However, section 24JB should only be relevant for non-resident holders of notes that are otherwise subject to income tax in South Africa. If Section 24JB applies to the notes, the tax treatment of the acquisition, holding and/or disposal of the notes will differ from what is set out in this section. Holders of notes should seek advice from their own professional advisers as to whether these provisions may apply to them.

  Withholding taxes on interest

        A final withholding tax on interest applies to interest payments made from a South African source (see above) to "foreign persons" (i.e. non-residents), at the rate of 15% (fifteen percent).

        There are certain exemptions from the withholding tax on interest in respect of South African sourced interest paid to a foreign person, including payments of interest made:

  a)
  in respect of any "listed debt", which is defined as debt that is listed on a "recognised exchange". Any stock exchange in the United States of America which is a stock exchange within the meaning of the national law of the United States of America relating to stock exchanges constitutes a recognised exchange in accordance with paragraph 1 of the Eighth Schedule to the Income Tax Act; or

  b)
  in respect of a debt owed by another foreign person unless the debt claim in respect of which that interest is paid is effectively connected with a permanent establishment of that other foreign person in South Africa if that other foreign person is registered as a taxpayer in terms of Chapter 3 of the Tax Administration Act, 2011.

        Other exemptions may apply to interest payments made to non-resident holders of notes.

        If interest paid to a holder of notes does not qualify for an exemption under the withholding tax on interest provisions, an exemption from, or reduction of, any withholding tax on interest liability may be available under an applicable double taxation treaty.

        Documentary requirements exist in order to rely on certain of the exemptions from, or reductions in the rate of, the withholding tax on interest.

        Prospective holders of notes are advised to consult their own professional advisers as to whether the payment of any interest in respect of the notes will result in a liability for the withholding tax on interest.

  Income Tax on payment under the guarantee

        Note holders who are not South African tax residents will be liable for South African income tax on payments received or accrued under the guarantee to the extent that such income is derived from a South African source. Payments under the guarantee are unlikely to be from a South African source where, inter alia, the holder does not have a permanent establishment in South Africa, does not carry on business in South Africa and does not take decisions relating to the investment in the notes in South Africa. Relief from a potential South African income tax liability may be available under an applicable double taxation agreement. Under the US—South Africa double taxation agreement, relief from South African tax in relation to the guarantee payments will be available to US holders without a fixed place of business or permanent establishment in South Africa provided the conditions set forth in such double taxation agreement are met. Prospective holders of notes are advised to consult their own professional advisers as to whether any payments received or accrued under the guarantee will result in a liability for South African income tax.

  Withholding tax on guarantee payments

        Payments under the guarantee will not be subject to South African withholding tax.

  Securities Transfer Tax

        The issue of the notes is not subject to Securities Transfer Tax in South Africa. The transfer of the notes is not subject to Securities Transfer Tax in South Africa.

  Taxation of Foreign Exchange Gains and Losses

        As the notes will be denominated in U.S. dollars, a South African tax resident holder who is (1) a company; (2) trust carrying on a trade; or (3) a natural person who holds the notes as trading stock will be required to account for foreign exchange gains and losses on translation and realization of the notes in accordance with the provisions of section 24I of the Income Tax Act. Such persons will be required to include in or deduct from their income any translation and realization exchange gains or losses on the notes.

        No taxable foreign exchange gains or losses will arise for such persons where the notes are attributable to a permanent establishment outside of South Africa and the functional currency of that permanent establishment is U.S. dollars.

        No foreign exchange gains or losses on translation and realisation of the notes in accordance with the provisions of section 24I of the Income Tax Act will arise for non-resident holders of the notes, unless such notes are attributable to a South African permanent establishment of such non-resident holder.

        Prospective holders of notes are advised to consult their own professional advisers as to whether any foreign exchange gains or losses on translation and realization of the notes will result in a liability for South African income tax.

  Capital Gains Tax

        The capital gains tax provisions are contained in the Eighth Schedule to the Income Tax Act. Disposals of notes held by residents of South Africa as capital assets (and which notes are not subject to section 24I of the Income Tax Act as set out above) will be subject to the capital gains tax provisions. The capital gains tax provisions contain specific rules which determine the manner in which capital gains and losses are determined in the context of assets acquired and disposed of in foreign currency, as well as the manner in which capital gains and losses are determined in the context of notes which fall under the provisions of, inter alia, section 24J of the Income Tax Act

        The capital gains tax provisions contained in the Eighth Schedule to the Income Tax Act will not apply to notes disposed of by a person who is not a resident of South Africa unless the notes disposed of are attributable to a South African permanent establishment of that person.

        Purchasers are advised to consult their own professional advisers as to whether a disposal of notes will result in a liability for capital gains tax.

US Federal Income Taxation

        The following discussion is a summary of the material US federal income tax consequences relating to the purchase, ownership and disposition of the notes. This discussion is limited to holders who purchase the notes in this offering at their "issue price" (i.e., the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money) and will hold the notes as capital assets. It does not address special situations that may apply to particular holders including, but not limited to, tax-exempt entities, holders subject to the US federal alternative minimum tax, certain US expatriates, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, certain financial institutions, insurance companies, regulated investment companies, partnerships or other pass-through entities, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an "applicable financial statement" (as defined in section 451 of the Internal Revenue Code of 1986, as amended (the "Code")), persons whose "functional currency" is not the US dollar and persons who hold the notes in connection with a "straddle," "hedging," "conversion" or other risk reduction transaction. This discussion does not address the tax consequences to holders of notes under any state, local, non-US or tax laws other than the US federal income tax laws. Moreover, this discussion does not address the Medicare surtax on net investment income.

        The US federal income tax consequences set forth below are based upon the Code, as amended, Treasury regulations promulgated thereunder, proposed Treasury regulations, court decisions, revenue rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), all as of the date of this offering of the notes, and all of which are subject to change or changes in interpretation. Prospective investors should note that any such change or changes in interpretation could have retroactive effect so as to result in US federal income tax consequences different from those discussed below.

        As used herein, the term "US holder" means a beneficial owner of notes that is for US federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to US federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons control all of the substantial decisions of the trust.

        As used herein, the term "non-US holder" means a beneficial owner of notes that is neither a US holder nor a partnership or other entity or arrangement that is treated as a partnership for US federal income tax purposes.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for US federal income tax purposes) is a beneficial owner of the notes, the US tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of the notes that is a partnership and partners in such partnership should consult their own tax advisers regarding the US federal income tax consequences of holding and disposing of the notes.

        Prospective investors are urged to consult their own tax advisers with respect to the particular tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under any state, local, non-US and other tax laws.

Taxation of US Holders

  Interest on the notes

        Interest paid on or with respect to the notes (including additional amounts, if any) will be taxable to a US holder as ordinary interest income at the time it is received or accrued, in accordance with the US holder's regular method of accounting for US federal income tax purposes.

  Sale or Other Taxable Disposition

        Upon the sale, redemption, or other taxable disposition of a note, a US holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, redemption, or other taxable disposition (not including any amounts attributable to accrued but unpaid interest on the note, which will be taxable as ordinary interest income in accordance with the US holder's regular method of accounting for US federal income tax purposes) and the US holder's tax basis in the note. A US holder's tax basis in a note generally will equal the cost of the note. Any gain or loss generally will be US source capital gain or loss, and will constitute long-term capital gain or loss if the holding period of the note exceeds one year at the time of disposition. If a US holder is an individual, under current law any long-term capital gain generally will be subject to US federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations.

  US Information Reporting and Backup Withholding

        Payments of interest and proceeds paid from the sale, redemption, or other disposition of the notes will be subject to information reporting to the IRS and possible US federal backup withholding at a current rate of 24% unless the US holder is an exempt recipient. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding. US holders who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against a holder's US federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Taxation of Non-US Holders

  Interest on the notes

        Subject to the discussions below concerning backup withholding and FATCA (as defined below), the 30% US federal withholding tax will not be applied to any payment of interest on or with respect to a note to a non-US holder and such payment will not be subject to U.S. federal income tax provided that:

  •
  interest paid on the note is not effectively connected with the non-US holder's conduct of a trade or business in the United States;

  •
  the non-US holder does not actually or constructively own 10% or more of all classes of our stock (by vote or value) within the meaning of section 871(h)(3) of the Code;

  •
  the non-US holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

  •
  the non-US holder provides its name and address, and certifies, under penalties of perjury, that it is not a US person (which certification may be made on the applicable IRS Form W-8) or (2) the non-US holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-US holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable US Treasury regulations.

        If a non-US holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% US federal withholding tax, unless the non-US holder provides a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-US holder's conduct of a trade or business in the United States. If a non-US holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a US permanent establishment, then, although the non-US holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-US holder will be subject to US federal income tax on that interest on a net income basis in the same manner as if the non-US holder were a US holder. In that case, if a non-US holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower rate under an applicable income tax treaty).

  Sale or Other Taxable Disposition

        Subject to the discussions below concerning backup withholding and FATCA (as defined below), gain recognized by a non-US holder on the sale, exchange, redemption, repurchase or other taxable disposition of a note will not be subject to US federal income tax unless:

  •
  that gain is effectively connected with a non-US holder's conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a US permanent establishment); or

  •
  the non-US holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

        If a non-US holder is an individual or foreign corporation described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, exchange, redemption, repurchase or other taxable disposition under regular graduated US federal income tax rates and in the same manner as if the non-US holder were a US holder. In addition, if a non-US holder is a foreign corporation that falls under the first bullet point above, it may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty). If a non-US holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to US federal income tax in the manner specified by the treaty and a non-US holder generally will only be subject to tax on disposition gain if such gain is attributable to a permanent establishment maintained by the non-US holder in the United States.

        If a non-US holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, repurchase or other taxable disposition, which may be offset by US-source capital losses, even though such non-US holder is not considered a resident of the United States.

  FATCA

        Sections 1471 through 1474 of the Code and regulations promulgated thereunder (such sections and regulations commonly referred to as "FATCA") provide that a 30% US federal withholding tax will be imposed on certain payments (which could include interest in respect of notes and gross proceeds from their sale, exchange or other disposition) made to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and US owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial direct and indirect US owners of such entity.

        FATCA withholding currently will apply to all payments of interest on the notes but generally will only apply to payments of gross proceeds from the sale, exchange or other disposition of notes occurring on or after January 1, 2019.

        The United States has entered into (and may enter into more) intergovernmental agreements ("IGAs") with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules. If you are not a U.S. person you should consult your own tax advisers regarding the potential application and impact of these requirements based on your particular circumstances.

  Information Reporting and Backup Withholding

        Generally, the amount of interest paid to non-US holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to non-US holders. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-US holder resides under the provisions of an applicable income tax.

        In general, a non-US holder will not be subject to backup withholding with respect to payments of interest, provided the statement described above in the last bullet point under "—Interest on the notes" has been provided and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient. In addition, a non-US holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain US-related financial intermediaries, unless the statement described above has been received and the payor does not have actual knowledge or reason to know that a holder is a United States person, as defined in the Code, that is not an exempt recipient, or the non-US holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-US holder's US federal income tax liability provided the required information is furnished timely to the IRS.

UNDERWRITING (CONFLICT OF INTEREST)

        We and the underwriters for the offering named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities plc and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has agreed, severally and not jointly, to purchase from us, the principal amount of notes indicated opposite its name in the following table:

Underwriters	Principal amount of the 20 notes	Principal amount of the 20 notes
Citigroup Global Markets Inc.	$	$
J.P. Morgan Securities plc
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased.

        The underwriters have advised us that, subject to the selling restrictions set forth below, they propose to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the notes to the dealers at that price less a concession not in excess of        % of the principal amount of the 20        notes and         % of the principal amount of the 20        notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of        % of the principal amount of the 20        notes and        % of the principal amount of the 20         notes. After the initial public offering, the public offering price, concession and discount may change. The offering of the notes is subject to receipt and acceptance of the notes and subject to the underwriters' right to reject any order in whole or in part.

        We have been advised by the underwriters that the underwriters are expected to make offers and sales of the notes both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by brokers and dealers registered with the SEC.

        We have agreed in the underwriting agreement that we will not issue or sell or announce any intention to issue or sell any debt securities of the company, any of its subsidiaries or affiliates during the period from the date of this prospectus supplement until the date that is 30 days after the close of the delivery of the notes (excluding (i) the notes offered hereby, (ii) any issuance or sale of, or any announcement of an intention to issue or sell, notes by the company under its domestic commercial paper program in South Africa, or (iii) any sale of, or any announcement of an intention to sell, any preference shares by the company or any of its affiliates under the company's Inzalo and Khanyisa Black Economic Empowerment transaction in South Africa). The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        The underwriters expect that delivery of the notes will be made against payment therefor on the settlement date specified on the cover page of this prospectus supplement, which will be the                        business day following the date of pricing of the notes (this settlement cycle being referred to as "T+            "). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to agree to a delayed settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect thereof.

        Set forth below is an itemization of the estimated total fees and expenses, excluding underwriting discounts, that are expected to be incurred in connection with the offer and sale of the notes by us.

SEC registration fee	$
Printing costs	$
Legal fees and expenses	$
Accounting fees and expenses	$
Trustee fees	$
NYSE fees	$
Rating agency fees	$
Miscellaneous costs	$

Total	$

        In connection with the offering, Tamela Holdings (Pty) Ltd. ("Tamela") is acting as the South African Black Economic Empowerment Partner to the underwriters. The underwriters have agreed to reimburse $            of our expenses, which include fees payable by us to Tamela.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflict of Interest

        Certain affiliates of the underwriters are lenders or agents under the LCCP Facility. Proceeds of this offering are intended to be used to partially repay such facility, and in such event such affiliates will receive a portion of such proceeds.

Selling Restrictions

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the notes or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the notes may be distributed or published in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

  Prohibition of Sales to EEA Retail Investors

        Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision:

          (a)   the expression "retail investor" means a person who is one (or more) of the following:

              (i)  a retail client as defined in point (11) of Article 4(1) of MiFID II; or

             (ii)  a customer within the meaning of the IMD, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

            (iii)  not a qualified investor as defined in the Prospectus Directive; and

          (b)   the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

  United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Promotion Order, (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

  South Africa

        Each underwriter has represented, warranted and agreed that it has not and will not make an "offer to the public" (as such expression is defined in the South African Companies Act, 2008 (the SA Companies Act)) of notes (whether for subscription, purchase or sale) in South Africa. This Prospectus Supplement does not, nor is it intended to, constitute a prospectus prepared and registered under the SA Companies Act. Accordingly:

  (a)
  no offer of notes will be made to any person in South Africa; or alternatively

  (b)
  to the extent that any such offer is made, its minimum specified denomination shall be R1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to Section 96(2)(a) of the SA Companies Act, unless made to certain investors contemplated in section 96(1)(a) of the SA Companies Act.

        Further, each underwriter has represented, warranted and agreed that it has not and will not (i) offer notes for subscription, (ii) solicit any offers for subscription for or sale of the notes, and (iii) sell or offer the notes in South Africa other than in strict compliance with the SA Companies Act, the South African exchange control regulations and/or any other applicable laws and regulations of South Africa in effect from time to time.

  Canada

        The notes may be sold only in any province of Canada to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

  Hong Kong

        The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

  Taiwan

        The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

  South Korea

        The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

  Singapore

        This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

  (i)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (ii)
  where no consideration is or will be given for the transfer;

  (iii)
  where the transfer is by operation of law;

  (iv)
  as specified in Section 276(7) of the SFA; or

  (v)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

        Certain legal matters with respect to South African law will be passed upon for us by our South African counsel, Edward Nathan Sonnenbergs Inc. Certain legal matters with respect to United States and New York law will be passed upon for us by Shearman & Sterling (London) LLP, who may rely, without independent investigation, on Edward Nathan Sonnenbergs Inc. regarding certain South African legal matters. Certain legal matters with respect to United States and New York law will be passed upon for the underwriters by Davis Polk & Wardwell London LLP, who may rely, without independent investigation, on Bowman Gilfillan Inc. regarding certain South African legal matters.

EXPERTS

        The consolidated statements of financial position of Sasol Limited as of June 30, 2018 and June 30, 2017 and the consolidated income statements, statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended June 30, 2018, and management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2018 have been incorporated by reference herein and in the registration statement of which this prospectus supplement forms part in reliance upon the report of PricewaterhouseCoopers Inc., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Prospectus

Sasol Financing USA LLC

(a Delaware limited liability company)

Sasol Limited

(incorporated in the Republic of South Africa with limited liability)

This prospectus offers:

Guaranteed Debt Securities of Sasol Financing USA LLC

        We will provide the specific terms of the securities that may be offered, and the manner in which they are being offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information", before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering. This prospectus may be used by a selling securityholder to sell securities from time to time.

        Investing in these securities involves risks that are described in the "Risk Factors" section contained in the applicable prospectus supplement and may be described in certain of the documents we incorporate by reference in this prospectus.

        Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2018

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form F-3 that has been filed with the Securities and Exchange Commission, which we refer to as the "SEC", using a "shelf" registration process. Under this shelf registration process, we may offer and sell the guaranteed debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the guaranteed debt securities we may offer. Each time we use this prospectus to offer the offered securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those guaranteed debt securities and the extent to which such terms differ from the general terms described in "Description of Debt Securities". The prospectus supplements may also add, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement(s), together with the additional information described under the heading "Where You Can Find More Information", prior to purchasing any of the guaranteed debt securities offered by this prospectus.

        All references to the "group", "us", "we", "our", "company", or "Sasol" in this prospectus are to Sasol Limited, its group of subsidiaries and its interests in associates, joint arrangements and structured entities. All references in this prospectus are to Sasol Limited or the companies comprising the group, as the context may require. All references to "(Pty) Ltd" refer to Proprietary Limited, a form of corporation in South Africa which restricts the right of transfer of its shares and prohibits the public offering of its shares.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and other reports with the SEC. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the document listed below:

  •
  Our annual report on Form 20-F for the year ended June 30, 2018 filed with the SEC on August 28, 2018 (our "Form 20-F").

        We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus. This prospectus is part of a registration statement filed with the SEC.

        As you read the above documents, this prospectus and any prospectus supplement, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document, including this prospectus and any prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

        Upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:

  Senior Vice President: Legal, Intellectual Property & Regulatory Services
  Sasol South Africa Ltd
  Sasol Place
  50 Katherine Street
  Sandton 2196
  South Africa
  Telephone: +27 10 344 6390
  Fax: +27 11 522 8538

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of those documents.

FORWARD-LOOKING STATEMENTS

        This prospectus includes and incorporates by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections of future events. These forward-looking statements are subject to risks, uncertainties and assumptions about our business. You should consider any forward-looking statements in light of the risks and uncertainties described in the information contained or incorporated by reference in this prospectus. See "Where You Can Find More Information". We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the future events described in this prospectus may not occur.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        Sasol Limited is incorporated under the laws of the Republic of South Africa ("South Africa"). Most of Sasol Limited's directors and officers, and the experts named herein, reside outside the United States, principally in South Africa. You may not be able, therefore, to effect service of process within the United States upon those directors and officers with respect to matters arising under the federal securities laws of the United States.

        In addition, most of our assets and the assets of our directors and officers are located outside the United States. As a result, you may not be able to enforce against us or our directors and officers judgments obtained in U.S. courts predicated on the civil liability provisions of the federal securities laws of the United States.

        We have been advised by Edward Nathan Sonnenbergs Inc., our South African counsel, that there is doubt as to the enforceability in South Africa, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated on the U.S. federal securities laws.

SASOL LIMITED

        Sasol is an international integrated chemicals and energy company that, through its talented people, uses selected technologies to safely and sustainably source, produce and market chemical and energy products competitively to create superior value for our customers, shareholders and other stakeholders.

        Sasol Limited, which is the ultimate holding company of our group, is a public company. It was incorporated under the laws of the Republic of South Africa in 1979 and has been listed on the JSE Limited ("JSE") since October 1979 and our ADRs have been listed on the New York Stock Exchange ("NYSE") since April 2003. Our registered office and corporate headquarters are at Sasol Place, 50 Katherine Street, Sandton, 2196, South Africa and our telephone number is +27 10 344 5000. Our general website is at www.sasol.com. Information contained on our website is not, and shall not be deemed to be, part of this prospectus.

SASOL FINANCING USA LLC

        Sasol Financing USA LLC, or the Issuer, was formed as a limited liability company in 2018 under the laws of the State of Delaware. The Issuer's sole member is Sasol (USA) Corporation, and the Issuer is an indirect wholly owned subsidiary of Sasol Limited. The Issuer's principal activities are to provide treasury services to the group. It has no other operations.

        Sasol Financing USA LLC is a 100% owned subsidiary of the group. Sasol Limited will fully and unconditionally guarantee any debt securities offered by Sasol Financing USA LLC hereunder. There are no restrictions on the ability of Sasol Limited to obtain funds from the finance subsidiary by dividend or loan.

RISK FACTORS

        For a description of some of the risks that could materially affect an investment in the securities being offered, you should read the discussion of risk factors in "Item 3D: Risk Factors", starting on page 8 in our Form 20-F, and identified in our future filings with the SEC, incorporated herein by reference, and in any applicable prospectus supplement in relation to an offering of securities. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business operations.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges for the periods indicated below were as follows:

	Year Ended June 30,
	2014	2015	2016	2017	2018
Ratio of earnings to fixed charges	15.09x	11.52x	4.69x	5.08x	2.37x

        We computed the ratio of earnings to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio, and the deficiency, if any, of earnings available to cover fixed charges, we have adjusted earnings before tax with: (i) distributed income of equity investees (dividends received), (ii) equity accounted profits, (iii) capitalised borrowing cost, (iv) amortization on capitalized borrowing cost and (v) preference security dividend requirements of consolidated subsidiaries. Fixed charges include (i) finance expenses; (ii) preference security dividend requirements of consolidated subsidiaries; (iii) one third of rental/operating lease expenses to determine the interest portion; (iv) interest in respect of uncertain tax positions included in finance costs are not included in fixed charges.

 REASONS FOR THE OFFERING AND USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from our sale of the securities under this prospectus to our general funds and will use them for our general corporate purposes, including for funding our working capital, project development or capital expenditure requirements.

        Sasol Financing USA LLC may lend the net proceeds from the sale of any guaranteed debt securities offered by it to us or our other subsidiaries to be used for these purposes.

        We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement.

PROSPECTUS SUPPLEMENT

        This prospectus provides you with a general description of the securities that may be offered. Unless the context otherwise requires, we will refer to the guaranteed debt securities and guarantees as the "offered securities". Each time offered securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" prior to purchasing any of the securities offered by this prospectus.

        The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and more detailed terms of offered securities, the initial public offering price, the price paid for the offered securities, net proceeds to us, the expenses of the offering, the terms of offers and sales outside of the United States, if any, our capitalization, the nature of the plan of distribution, the other specific terms related to the offering, and any U.S. federal income tax consequences and South African tax considerations applicable to the offered securities.

        For more detail on the terms of the offered securities, you should read the exhibits filed with, or incorporated by reference into, our registration statement on Form F-3.

SOUTH AFRICAN RESERVE BANK APPROVAL

        The issuance of guaranteed debt securities by Sasol Financing USA LLC under this prospectus will, in respect of the guarantee granted by Sasol Limited, require the approval of the South African Reserve Bank.

DESCRIPTION OF DEBT SECURITIES

        Sasol Financing USA LLC (the "Issuer") may issue debt securities in one or more distinct series. This prospectus describes certain general information in relation to the debt securities. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts the general information set forth below.

        Except where the context clearly refers to Sasol Limited as the guarantor of the debt securities, "we", "us" and "our" in this section refers to the Issuer.

        As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on behalf of holders of such bonds or notes. The trustee has two main roles. First, the trustee can enforce the rights of such persons against us if we default. There are some limitations on the extent to which the trustee acts on such persons' behalf, described under "Events of Default". Second, the trustee performs certain administrative duties for us.

        The Issuer will issue guaranteed debt securities under an indenture, as supplemented from time to time (the "indenture"), to be entered into among Sasol Financing USA LLC as issuer, Sasol Limited ("Sasol") as guarantor, and Citibank, N.A. as trustee (the "trustee"). The indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended.

        As this section is a summary, it does not describe every aspect of the debt securities, the guarantee or the indenture. We urge you to read the indenture because it, and not this description, defines the rights of holders of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the form of the indenture as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

General

        The debt securities offered by this prospectus will not be limited and the indenture will not limit the amount of debt securities that may be issued under it. The indenture provides that any debt securities proposed to be sold under this prospectus and any attached prospectus supplement may be issued under the indenture in one or more series.

        The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered including:

  •
  the designation or title of the series of debt securities;

  •
  the aggregate principal amount of the series of debt securities;

  •
  the percentage of the principal amount at which the series of debt securities will be offered;

  •
  the date or dates on which principal will be payable;

  •
  the rate or rates of interest (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

  •
  the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

  •
  the terms for redemption, extension or early repayment, if any;

  •
  the currencies in which the series of debt securities are issued and payable;

  •
  the provision for any sinking fund;

  •
  any provisions modifying the restrictive covenants in the indenture;

  •
  any provisions modifying the events of default in the indenture;

  •
  whether the series of debt securities are issuable in certificated form;

  •
  any provisions modifying the defeasance and covenant defeasance provisions;

  •
  any special tax implications, including provisions for original issue discount;

  •
  any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

  •
  whether the debt securities are subject to subordination and the terms of such subordination;

  •
  the terms of the guarantee;

  •
  the place or places of payment, transfer, conversion and/or exchange of the debt securities;

  •
  whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts, and the terms of this option;

  •
  any provisions granting special rights to the holders of the debt securities, including any provisions requiring us or Sasol to offer to repurchase debt securities, upon the occurrence of specific events;

  •
  the percentages of consolidated net tangible assets applicable to each of (i) the definition of Principal Property, (ii) the limitation on liens and (iii) the limitation on sale and leaseback transactions; and

  •
  any other terms.

        The debt securities will be the unsecured obligations of the Issuer. Unless the debt securities are subject to subordination as specified in the prospectus supplement, the debt securities will rank equally with the other unsecured and unsubordinated indebtedness of the Issuer. If subordinated, debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of the unsecured and unsubordinated indebtedness of the Issuer, subject to the terms of subordination to be set forth in the prospectus supplement.

        Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by the Issuer in immediately available funds.

        For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

        The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the "securities". The indenture also provides that there may be more than one trustee, each with respect to one or more different series of securities. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term "securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to those series of securities for which it is trustee. If two or more trustees are acting under the indenture, then the securities for which each trustee is acting would be treated as if issued under a separate indenture.

        The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt.

        We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

        We have the ability to issue securities with terms different from those of securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of securities and issue additional securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

        If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Full and Unconditional Guarantee of Debt Securities of the Issuer

        Sasol will fully and unconditionally guarantee any debt securities issued by the Issuer under a guarantee of the payment of principal of, and any premium, interest and "additional amounts" on, these debt securities when due, whether at maturity or otherwise. Sasol must obtain the approval of the South African Reserve Bank ("SARB") to provide this guarantee. Therefore, the issuance of guaranteed debt securities by the Issuer under this prospectus will, in respect of the guarantee granted by Sasol, require the approval of the SARB. Unless the guarantees are subject to subordination as specified in the prospectus supplement, the guarantees will rank equally with other unsecured and unsubordinated indebtedness of Sasol. Because the guarantees determine the ranking of the debt guaranteed by them, guaranteed debt securities issued by the Issuer will also rank equally with other unsecured and unsubordinated indebtedness of Sasol, unless otherwise specified in the prospectus supplement. For a discussion of the payment of "additional amounts", please see "Payment of Additional Amounts with Respect to the Debt Securities" below. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against the Issuer before they proceed directly against Sasol.

Payment of Additional Amounts with Respect to the Debt Securities

        Unless otherwise indicated in the applicable prospectus supplement, we will pay all amounts of principal of, and any premium and interest on, any debt securities, and all payments pursuant to the guarantee shall be made, without deduction or withholding for any taxes, assessments or other charges imposed by the government of South Africa, the United States or any other jurisdiction where we or the guarantor are organized or tax resident or in which we are treated as being engaged in a trade or business, as the case may be, or the government of a jurisdiction in which a successor to any of us, as the case may be, is organized or tax resident ("Taxing Jurisdiction"). If deduction or withholding of any of these charges is required by a Taxing Jurisdiction, we (or the guarantor) will pay any additional amounts necessary to make the net amount paid to the affected holders equal the amount the holders would have received in the absence of the deduction or withholding. However, these "additional amounts" will not include:

  •
  the amount of any tax, assessment or other governmental charge imposed by any government of any jurisdiction other than a Taxing Jurisdiction;

  •
  the amount of any tax, assessment or other governmental charge that is only payable because either:

  •
  some present or former connection exists between the holder or beneficial owner of the debt security and a Taxing Jurisdiction other than as a result of holding a note or enforcing its rights thereunder (including, but not limited to, the holder or beneficial owner of the debt security being or having been a citizen, resident or national thereof, or being or having been present or engaged in business therein, or having or having had a permanent establishment therein); or

    •
    the holder presented the debt security for payment more than 30 days after the date on which the relevant payment becomes due or was provided for, whichever is later;

  •
  any estate, inheritance, gift, sale, transfer, personal property, value added, excise or similar tax, duty, assessment or other governmental charge;

  •
  the amount of any tax, assessment or other governmental charge that is payable other than by deduction or withholding from a payment on the debt securities;

  •
  the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the holder or beneficial owner of the debt security failing to accurately comply with a request from us either to provide information concerning the beneficial owner's nationality, residence or identity or make any claim or to satisfy any information or reporting requirement, if the completion of either is required by statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from the applicable governmental charge;

  •
  the amount of any tax, assessment or other governmental charge imposed, deducted or withheld pursuant to section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") or otherwise imposed pursuant to sections 1471 through 1474 of the Code, in each case, as of the date of issuance (and any amended or successor version that is substantively comparable), any current or future regulations or agreements thereunder, official interpretations thereof or similar law or regulation implementing an intergovernmental agreement relating thereto;

  •
  the amount of any tax, assessment or other governmental charge imposed by reason of the holder's past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

  •
  the amount of any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in section 871(h)(3)(B) of Code, and the regulations promulgated thereunder) of the Issuer or (2) a controlled foreign corporation that is related to the Issuer within the meaning of section 864(d)(4) of the Code, or (3) a bank receiving interest described in section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the holder's status as described in clauses (1) through (3) of this bullet;

  •
  in the case of a holder that is a U.S. Person (as defined below), the amount of any withholding tax or deduction, or any similar tax, imposed by the United States or a political subdivision thereof; or

  •
  any combination of the withholdings, taxes, assessments or other governmental charges described above.

        Additionally, additional amounts shall not be paid with respect to any payment to a holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner of such payment would not have been entitled to such additional amounts had it been the holder.

        The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to guaranteed debt securities.

        References in this prospectus and the prospectus supplement to principal or interest will be deemed to include additional amounts payable with respect thereto.

        As used in this section "—Payment of Additional Amounts with Respect to the Debt Securities", "U.S. Person" means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation created or organized in or under the laws of the United States, any state of the United Statements or the District of Columbia, a partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership or other entity that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Optional Tax Redemption

        Unless otherwise indicated in the applicable prospectus supplement, we or the guarantor may redeem each series of guaranteed debt securities at our option in whole but not in part at any time (except in the case of debt securities that have a variable rate of interest, which may be redeemed on any interest payment date), if:

  •
  we or the guarantor would be required to pay additional amounts, as a result of any change in the tax laws or treaties (including the official application or interpretation thereof) of a Taxing Jurisdiction or, in the case of a treaty, to which a Taxing Jurisdiction is a party that, in the case of any of us, becomes effective on or after the date of issuance of that series (or, in the case of a successor, that becomes effective after the date such successor becomes such), as explained above under "Payment of Additional Amounts with Respect to the Debt Securities", or

  •
  there is a change in the official application or interpretation of a treaty to which a Taxing Jurisdiction is a party, this change is proposed and becomes effective on or after a date on which one of our affiliates borrows money from us, and because of the change this affiliate would be required to deduct or withhold tax on payments to us to enable us to make any payment of principal, premium, if any, or interest.

        In both of these cases, however, we will not be permitted to redeem a series of debt securities if we can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to us. For the avoidance of doubt, reasonable measures shall not include changing our jurisdiction of incorporation.

        Except in the case of outstanding original issue discount debt securities, which may be redeemed at the redemption price specified by the terms of that series of debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption.

Additional Mechanics

        We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry form only represented by global securities.

Holders of Registered Debt Securities

        Book-Entry Holders.    We will issue registered debt securities in book-entry form only, unless we specify otherwise in our applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

        Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

        As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

        Street Name Holders.    In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor holds a beneficial interest in those debt securities through the account he or she maintains at that institution.

        For our debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so.

        Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

        Legal Holders.    Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

        When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

        Special Considerations for Indirect Holders.    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

  •
  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        What is a Global Security?    As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

        Each debt security that we issue in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations when a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

        Special Considerations for Global Securities.    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Holders of Registered Debt Securities" above.

  •
  An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are not permitted by law to own securities in book-entry form.

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

  •
  The depositary requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

        Special Situations when a Global Security Will Be Terminated.    In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

        The special situations for termination of a global security are as follows:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 120 days;

  •
  if we notify the trustee that we wish to terminate that global security;

  •
  if an Event of Default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; or

  •
  if any other condition specified in our prospectus supplement occurs.

        The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the direct holders of those debt securities.

Payment and Paying Agents

        We will pay interest to the person listed in the applicable registrar's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "regular record date". Because we will pay all the interest for an interest period to the holders on the regular record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "Global Securities—What Is a Global Security?".

        Payments on Certificated Securities.    We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the trustee in New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds, that is funds that become available on the day after the check is cashed.

        Alternatively, if a certificated security has a face amount of at least $10,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York, on the due date. To request payment by wire, the holder must give the trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

        Payment when Offices Are Closed.    If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

Events of Default

        You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

        What Is an Event of Default?    Unless we specify otherwise in the applicable prospectus supplement, the term "Event of Default" in respect of the debt securities of your series means any of the following:

  •
  failure to pay the principal of, or any premium on, a debt security of that series on its due date;

  •
  failure to pay interest or additional amounts on a debt security of that series within 30 days of its due date;

  •
  failure to deposit any sinking fund payment in respect of debt securities of that series on its due date;

  •
  we or the guarantor remain in breach of a covenant in respect of debt securities of that series for 90 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25 percent of the principal amount of debt securities of that series;

  •
  we or the guarantor file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur;

  •
  the guarantee ceases to be in full force and effect; or

  •
  any other Event of Default in respect of debt securities of that series described in the prospectus supplement occurs.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders of the affected series.

        Remedies if an Event of Default Occurs.    Unless we specify otherwise in the applicable prospectus supplement, if an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25 percent in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an "indemnity") satisfactory to the trustee. If an indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

        Unless we specify otherwise in the applicable prospectus supplement, before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  you must give your trustee written notice that an Event of Default has occurred and remains uncured;

  •
  the holders of at least 25 percent in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer indemnity to the trustee reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

  •
  the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

  •
  the holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice.

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

        Unless we specify otherwise in the applicable prospectus supplement, holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

  •
  the payment of principal, any premium or interest; and

  •
  in respect of a covenant that cannot be modified or amended without the consent of each holder.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO DECLARE OR CANCEL AN ACCELERATION.

        Each year, we and the guarantor will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Merger or Consolidation

        Under the terms of the indenture, we and the guarantor are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

  •
  where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for the debt securities;

  •
  immediately after giving effect to the merger or sale of assets, no default on the debt securities shall have occurred and be continuing. For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under "Events of Default—What Is an Event of Default?". A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded;

  •
  we must deliver certain certificates and documents to the trustee; and

  •
  we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

        There are three types of changes we can make to the indenture and the debt securities issued under the indenture.

        Changes Requiring Your Approval.    First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes unless we specify otherwise in the applicable prospectus supplement:

  •
  change the stated maturity of the principal of (or premium, if any) or interest on a debt security;

  •
  reduce any amounts due on a debt security;

  •
  reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

  •
  adversely affect any right of repayment at the holder's option;

  •
  change the place or currency of payment on a debt security;

  •
  impair your right to sue for payment;

  •
  adversely affect any right to convert or exchange a debt security in accordance with its terms;

  •
  reduce the percentage in principal amount of holders of debt securities whose consent is needed to modify or amend the indenture;

  •
  reduce the percentage in principal amount of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults under the indenture;

  •
  modify any other aspect of the provisions of the indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

  •
  change any obligation to pay additional amounts, as explained above under "Payment of Additional Amounts with Respect to the Debt Securities".

        Changes Not Requiring Approval.    The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

        Changes Requiring Majority Approval.    Any other change to the indenture or the debt securities would require the following approval unless we specify otherwise in the applicable prospectus supplement:

  •
  if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series;

  •
  if the change affects more than one series of debt securities, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

        In each case, any resolution passed or decision taken at any meeting of the holders of a series of debt securities must be in writing.

        The holders of a majority in principal amount of any series of debt securities issued under the indenture may waive our and the guarantor's compliance with some of our covenants in the indenture.

        However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "Changes Requiring Your Approval".

        Further Details Concerning Voting.    We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding securities of those series on the record date, and the vote or other action must be taken within eleven months following the record date. Unless otherwise specified in the applicable prospectus supplement, the holder of a debt security will be entitled to one vote for each $1,000 principal amount of the debt security that is outstanding and held by it. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance—Full Defeasance".

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Defeasance

        The following provisions will be applicable to each series of debt securities unless we state otherwise in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

        Covenant Defeasance.    Under current U.S. federal tax law, we or the guarantor can make the deposit described below and be released from some of the restrictive covenants in the indenture under which a particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and U.S. government securities set aside in trust to repay your debt securities. In order to achieve covenant defeasance, we must do the following:

  •
  we must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of the particular series on their various due dates;

  •
  the "covenant defeasance" must not otherwise result in a breach of the indenture or any of our or the guarantor's material agreements;

  •
  no Event of Default must have occurred and remain uncured;

  •
  we must deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities of the particular series any differently than if we did not make the deposit and just repaid the debt securities of the particular series ourselves at maturity; and

  •
  we must deliver to the trustee a legal opinion and officer's certificate, each stating that all conditions precedent to "covenant defeasance" under the indenture have been met.

        If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there is a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Full Defeasance.    If there is a change in U.S. federal tax law, as described below, we or the guarantor can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following arrangements for you to be repaid:

  •
  we must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of the particular series on their various due dates;

  •
  the "full defeasance" must not otherwise result in a breach of the indenture or any of our or the guarantor's material agreements;

  •
  no Event of Default must have occurred and remain uncured;

  •
  we must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities of the particular series any differently than if we did not make the deposit and just repaid the debt securities of the particular series ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities of the particular series would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit; and

  •
  we must deliver to the trustee an opinion of counsel and an officer's certificate, each stating that all conditions precedent to "full defeasance" under the indenture have been met.

        If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

Form, Exchange and Transfer of Registered Securities

        If registered debt securities cease to be issued in global form, they will be issued:

  •
  only in fully registered certificated form;

  •
  without interest coupons; and

  •
  unless we indicate otherwise in the applicable prospectus supplement, in denominations of $200,000 and amounts that are multiples of $1,000.

        Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their certificated securities at the place of payment as specified in the applicable prospectus supplement. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If any debt securities of a particular series are redeemable, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

        If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

        The trustee may resign or be removed with respect to one or more series of securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Limitation on Liens

        Sasol covenants in the indenture that it will not, nor will it permit any "Restricted Subsidiary" to, create, incur, issue, assume or guarantee any indebtedness for money borrowed ("Debt") if such Debt is secured by any mortgage, security interest, pledge, lien or other similar encumbrance (a "lien" or "liens") upon any "Principal Property" of it or any Restricted Subsidiary or any shares of stock of or debt owed to any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively securing the securities issued under the indenture equally and ratably with or prior to the secured Debt. Please see further below for definitions of "Restricted Subsidiary" and "Principal Property".

        This lien restriction will not apply to, among other things:

  •
  liens on property, shares of stock or indebtedness of any corporation existing at the time it becomes a subsidiary of Sasol provided that any such lien was not created in contemplation of becoming a subsidiary;

  •
  liens on property or shares of stock existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or all or part of the cost of the improvement, construction, alteration or repair of any building, equipment or facilities or of any other improvements on, all or any part of the property or to secure any Debt incurred prior to, at the time of, or within 12 months after, in the case of shares of stock, the acquisition of such shares and, in the case of property, the later of the acquisition, the completion of construction (including any improvements, alterations or repairs on an existing property) or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof or all or part of the cost of improvement, construction, alteration or repair thereon;

  •
  liens on any Principal Property or on shares of stock or indebtedness of any Restricted Subsidiary, to secure all or any part of the cost of exploration, drilling, development, improvement, construction, alteration or repair of any part of the Principal Property or to secure any Debt incurred to finance or refinance all or any part of such cost;

  •
  liens existing at the date of the indenture;

  •
  liens that secure debt owing by a Restricted Subsidiary to Sasol or any subsidiary of Sasol;

  •
  liens on property owned or held by any corporation or on shares of stock or indebtedness of any corporation, in either case existing at the time such corporation is merged into or consolidated or amalgamated with Sasol or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Sasol or a Restricted Subsidiary;

  •
  liens arising by operation of law (other than by reason of default);

  •
  liens to secure Debt incurred in the ordinary course of business and maturing not more than 12 months from the date incurred;

  •
  liens arising pursuant to the specific terms of any license, joint operating agreement, unitization agreement or other similar document evidencing the interest of Sasol or a Restricted Subsidiary in any mine or any oil or gas producing property or related facilities (including pipelines), provided that any such lien is limited to such interest;

  •
  liens on any Principal Property or on shares of stock or indebtedness of any Restricted Subsidiary in relation to which Project Finance Indebtedness (as defined below) has been incurred, to secure that Project Finance Indebtedness;

  •
  liens created in accordance with normal practice to secure Debt of Sasol whose main purpose is the raising of finances under any options, futures, swaps, short sale contracts or similar or related instruments which relate to the purchase or sale of securities, commodities or currencies; and

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any liens referred to above, or of any Debt secured thereby; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement lien shall be limited to all or any part of the same property, shares of stock or indebtedness that secured the lien extended, renewed or replaced (plus improvements on such property), or property received or shares of stock issued in substitution or exchange therefor.

        In addition, the lien restriction does not apply to Debt secured by a lien, if the Debt, together with all other Debt secured by liens on Principal Property of Sasol or any Restricted Subsidiary (not including permitted liens described above) and the Attributable Debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with Sale and Lease Back Transactions entered into after our first issuance of debt securities under the indenture (but not including "Sale and Lease Back Transactions" pursuant to which debt has been retired), does not exceed a certain percentage of the consolidated net tangible assets of Sasol and its consolidated subsidiaries, as shown on the audited consolidated balance sheet prepared in accordance with International Financial Reporting Standards. The specific percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement.

        The following types of transactions shall not be deemed to create Debt secured by a lien:

  •
  the sale or other transfer, by way of security or otherwise, of (a) coal, oil, gas or other minerals in place or at the wellhead or a right or license granted by any governmental authority to explore for, drill, mine, develop, recover or get such coal, oil, gas or other minerals (whether such license or right is held with others or not) for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such coal, oil, gas or other minerals, or (b) any other interest in property of the character commonly referred to as a "production payment", "royalty" or "stream"; and

  •
  liens on property in favor of the United States or any state thereof, or the Republic of South Africa, or any other country, or any political subdivision of any of the foregoing, or any department, agency or instrumentality of the foregoing, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute including, without limitation, liens to secure indebtedness of the pollution control or industrial revenue bond type, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the property or acquisition of equipment subject to such liens.

        The term "Restricted Subsidiary" is defined in the indenture to mean any wholly owned subsidiary of Sasol which owns a Principal Property, unless the subsidiary is primarily engaged in the business of a finance company and any other subsidiary designated as a "Restricted Subsidiary" in the applicable prospectus supplement.

        The term "Principal Property" is defined in the indenture to mean (a) oil or gas producing property (including leases, rights or other authorizations to conduct operations over any producing property), (b) any refining or manufacturing plant, (c) any mine, mineral deposit or processing plant, or (d) any building, pipeline, structure, dam or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, in each case whose net book value exceeds a certain percentage of consolidated net tangible assets of Sasol, unless the board of directors of Sasol thinks that the property is not of material importance to its overall business or that the portion of a property in question is not of material importance to the rest of such property. The specific percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement.

        The term "Project Finance Indebtedness" is defined in the indenture to mean any indebtedness incurred in relation to any asset for the purposes of financing the whole or any part of the acquisition, creation, construction, expansion, operation, improvement or development of such asset where the financial institution(s) or other persons to whom such indebtedness is owed (and any trustees or other agents therefor) has or have recourse to (i) the applicable project borrower (where such project borrower is formed solely or principally for the purpose of the relevant project) and any or all of its rights and assets and/or (ii) such asset (or any derivative asset thereof) but, in either case, does not or do not have recourse to Sasol or any of its subsidiaries other than in respect of (a) Sasol's or such subsidiary's interests in the equity or indebtedness of the applicable project borrower or the interests of Sasol or any other of its subsidiaries in the equity or indebtedness of any subsidiary that holds, directly or indirectly, interests in the equity or indebtedness of the applicable project borrower, (b) the rights of the applicable project borrower under any contract with Sasol or any of its other subsidiaries, (c) obligations of Sasol or such subsidiary pursuant to completion or performance guarantees or price support, cost overrun support or other support obligations, in each case, in connection with the relevant project or (d) claims for indemnity or damages arising from breach of representations or covenants made by Sasol or such subsidiary to such financial institution or other person.

Limitation on Sale and Lease Back Transactions

        Sasol covenants in the indenture that it will not, nor will it permit any Restricted Subsidiary, to enter into any arrangement with any party providing for the leasing to it or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by it or the Restricted Subsidiary to the party (a "Sale and Lease Back Transaction"), unless:

  •
  the Attributable Debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) of the Sale and Lease Back Transaction, together with the Attributable Debt of all other Sale and Lease Back Transactions entered into since the first issuance of debt securities under the indenture and the aggregate principal amount of its debt secured by liens on Principal Property of Sasol or any Restricted Subsidiary or any shares of stock of or debt owed to any Restricted Subsidiary (but excluding debt secured by permitted liens bulleted under "Limitation on Liens" above, and excluding Sale and Lease Back Transactions pursuant to which debt has been retired) would not exceed a certain percentage of the consolidated net tangible assets of Sasol, as shown on the audited balance sheet prepared in accordance with International Financial Reporting Standards, which percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement;

  •
  Sasol or the Restricted Subsidiary would be entitled to incur debt secured by a lien on the Principal Property to be leased without securing the securities issued under the indenture, as described in the bullet points under "Limitation on Liens" above;

  •
  Sasol applies an amount equal to the fair value of the Principal Property that is the subject of a Sale and Leaseback Transaction to the retirement of the securities, or to the retirement of long-term indebtedness of Sasol or a Restricted Subsidiary that is not subordinated to the debt securities issued; or

  •
  Sasol enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair value of the Principal Property leased.

Certain Considerations Relating to Foreign Currencies

        Debt securities denominated or payable in currencies other than U.S. dollars may entail significant risks to U.S. holders. These risks include the possibility of significant fluctuations in the currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

TAXATION

        The prospectus supplement will describe certain material U.S. federal income tax consequences of the ownership and disposition of any securities offered under this prospectus to certain U.S. persons (within the meaning of the U.S. Internal Revenue Code of 1986, as amended) who are initial investors, including, to the extent applicable, any such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

        The prospectus supplement will describe certain material South African income tax consequences to an investor who is a non-resident of South Africa of acquiring any securities offered under this prospectus, including whether the payments of principal of, premium and interest, if any, on the debt securities will be subject to South African withholding tax.

PLAN OF DISTRIBUTION

        The offered securities may be sold, and the underwriters may resell these offered securities, directly or through agents in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The offered securities may be sold in portions outside the United States at an offering price and on terms specified in the applicable prospectus supplement relating to a particular issue of these offered securities. Without limiting the generality of the foregoing, any one or more of the following methods may be used when selling the offered securities:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  sales in which broker-dealers agree with us to sell a specified number of securities at a stipulated price per security;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  by pledge to secure debts or other obligations;

  •
  by an underwritten public offering;

  •
  by an underwritten offering of debt instruments convertible into or exchangeable for our ordinary shares on terms to be described in the applicable prospectus supplement;

  •
  in a combination of any of the above; or

  •
  any other method permitted pursuant to applicable law. In addition, the offered securities may be sold by way of exercise of rights granted pro rata to our existing shareholders.

        The offered securities may also be sold short and securities covered by this prospectus may be delivered to close out such short positions, or the securities may be loaned or pledged to broker-dealers that in turn may sell them. Options, swaps, derivatives or other transactions may be entered into with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the offered securities and ordinary shares, respectively, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

        In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from the underwriters or from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed to be underwriters as defined in the U.S. Securities Act of 1933, as amended, or the U.S. Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the U.S. Securities Act.

        We may enter into agreements that will entitle the underwriters, dealers and agents to indemnification by us against and contribution toward certain liabilities, including liabilities under the U.S. Securities Act.

        Certain underwriters, dealers and agents and their associates may be customers of, engage in transactions with or perform commercial banking, investment banking, advisory or other services for us, including our subsidiaries, in the ordinary course of their business.

        If so indicated in the applicable prospectus supplement relating to a particular issue of offered securities, the underwriters, dealers or agents will be authorized to solicit offers by certain institutions to purchase the offered securities under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

        Certain legal matters with respect to South African law will be passed upon for us by our South African counsel, Edward Nathan Sonnenbergs Inc. Certain legal matters with respect to United States and New York law will be passed upon for us by Shearman & Sterling (London) LLP, who may rely, without independent investigation, on Edward Nathan Sonnenbergs Inc. regarding certain South African legal matters.

 EXPERTS

        The consolidated statements of financial position of Sasol Limited as of June 30, 2018 and June 30, 2017 and the consolidated income statements, statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended June 30, 2018, and management's assessment of the effectiveness of internal control over the financial reporting as of June 30, 2018 have been incorporated by reference herein and in the registration statement of which this prospectus forms part in reliance upon the report of PricewaterhouseCoopers Inc., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

Sasol Financing USA LLC

$            % Notes due 20

$            % Notes due 20

Fully and Unconditionally Guaranteed by

Sasol Limited

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

                            , 2018